                                    AFFIDAVIT



DISTRICT OF COLUMBIA )
                     ) ss.
CITY OF WASHINGTON   )



     On the 26th day of March, 1996, before me appeared Alan Kessler, to me personally known, who, being by me first duly sworn, states that he is a partner in the Utilities Consulting Practice of Ernst & Young, LLP, and that he has participated in the preparation of the foregoing written testimony, in question and answer form, and believes that the statements therein are true and correct to the best of his knowledge, information and belief.



                                                  /s/ Alan Kessler
                                                  -------------------------
                                                  ALAN KESSLER


     Subscribed and sworn to before me this 26th day of March, 1996.



                                                  /s/ Gloria L. King
                                                  -------------------------
                                                  Notary Public


My Commission Expires:


     10/30/98
- -------------------------

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


                                        )
                                        )
                                        )     Docket No.
                                        )
                                        )


                          PREPARED DIRECT TESTIMONY OF
                                  ALAN KESSLER

I. QUALIFICATIONS

Q. WOULD YOU PLEASE STATE YOUR NAME AND BY WHOM YOU ARE EMPLOYED?

A. My name is Alan Kessler and I am a partner in the Utilities Consulting Practice of Ernst & Young LLP (E&Y). My business address is 1225 Connecticut Avenue, N.W., Washington, D.C. 20036. Ernst & Young's Utilities Consulting Practice provides regulatory, operational, financial and general management advisory services to a broad range of clients including electric, gas, and telephone utilities, regulatory agencies and other organizations involved in utility-related matters. My responsibilities include coordinating all of the Utilities Group's activities relating to services we provide in engagements involving mergers, acquisitions, bankruptcies and financial reorganizations.

Q. PLEASE DISCUSS YOUR EDUCATIONAL BACKGROUND.

A. I graduated from the City College of New York in 1969 with a B.S. degree in Economics. In 1975 I was awarded a JD degree by Capital University. I also have done graduate studies in Economics at the Massachusetts Institute of Technology. Since graduation I have continued my education by taking professional education courses in finance, law, and economics.

Q. PLEASE DISCUSS YOUR PROFESSIONAL EXPERIENCE.

A. After graduation from the City College of New York, I was employed by the Columbia Gas System as an Economic Analyst assigned to financial and asset acquisition issues. Subsequent to law school I was employed by the Public Utilities Commission of Ohio as a Hearing Officer where I presided over rate, fuel clause and quality of service cases for electric, gas and telephone companies. In 1978, I joined the law department of Ohio Power Company where I was responsible for all of the company's regulatory litigation. I was promoted to General Counsel in 1984. In 1987, I joined the Utilities Consulting Practice of what is now Ernst & Young, LLP. Since joining Ernst & Young I have worked on engagements involving mergers and acquisitions, bankruptcies, business process reengineering efforts, fuel clause reviews and other general management advisory manners.

Q. HAVE YOU PARTICIPATED IN ANY OTHER MERGER-RELATED MATTERS SINCE JOINING ERNST & YOUNG?

A. Yes I have. I was involved in the Northeast Utilities acquisition of Public Service Company of New Hampshire, the attempted acquisition of Unitil Corp. by Eastern Utilities Associates and the attempted acquisition of El Paso Electric Company by Central & Southwest Corporation. Prior to joining Ernst & Young, I was involved in American Electric Power's acquisition of Columbus & Southern Ohio Electric Company while I was employed at Ohio Power Company.


Q. HAVE YOU EVER TESTIFIED BEFORE ANY REGULATORY AGENCIES PRIOR TO THIS
   TESTIMONY?

A. Yes I have. I have testified before this Commission in the Northeast Utilities/Public Service Company of New Hampshire merger case. I also have testified before the Ohio, New Hampshire and Vermont Public Service Commissions; the Nuclear Decommissioning Fund Committee in New Hampshire and the legislatures of Ohio and New Hampshire.

II.    PURPOSE OF TESTIMONY

Q. WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. I am testifying on behalf of Kansas City Power & Light Company (KCPL) and UtiliCorp United, Inc. (UtiliCorp) (collectively the joint applicants), relative to the cost savings synergies created by the combination of KCPL and UtiliCorp. In particular, my testimony focuses on the cost savings that will result from combining the regulated utility businesses of the merging companies. I describe the specific opportunities the companies will have to reduce their overall cost of regulated operations and discuss the basis upon which the savings were calculated. Further, I was asked to explain the process by which the cost savings were identified, categorized, quantified and reviewed by the managements of both companies.

Q. HAVE YOU PREPARED ANY EXHIBITS IN SUPPORT OF YOUR TESTIMONY?

A. Yes.  Exhibit ___ (AK-2) was prepared by me or under my supervision.

III.   SUMMARY OF FINDINGS

Q. PLEASE SUMMARIZE YOUR TESTIMONY RELATED TO MERGER COST SAVINGS.

A. KCPL and UtiliCorp bring to this merger complementary skills and competencies as well as coincident needs for capital additions in the future. The combination will allow the companies to reduce the cost of their regulated operations in the future compared to the costs that would have been incurred on a stand alone basis for each company. They will accomplish this by avoiding duplicate capital expenditures planned by each company, reducing their operating costs and employing fewer personnel, all without adversely affecting the quality of service they now provide. The merger will permit the companies to realize approximately $606.3 million of estimated cost savings net of costs to achieve those savings during the 10 year period from 1997 through 2006. The net present value of those savings is $331.6 million in 1996 dollars. The savings will be utilized for the benefit of both customers and shareholders and will result in a stronger more competitive company. The savings are comprised of $156.6 million of labor related savings, $290.0 million of non-labor O& M savings and $159.7 million of capital related savings. The analysis which is attached as Exhibit ___(AK-2) is a detailed report supporting these overall savings. As the report indicates, the merger is expected to produce the following savings, categorized by business process:

          PROCESS                                      SYNERGY
                                                       ($000)

       Fuel Procurement                                $3,826
       System Generation                              268,434
       Generation Processes                            42,695
       Transmission                                    15,422
       Distribution                                    16,794
       Customer Service                                 4,372
       Enterprise Support                              46,875
       CIS                                             16,125
       Data Center Consolidation and Other             32,840
       Other IT Issues                                 13,362
       Purchasing Materials Management                 50,738
       Fleet and Facilities                            29,871
       Support Function Financial Labor                35,403
       Support Function Nonfinancial Labor             16,421
       Support Related Financial Expenditures          24,894
       Support Related Nonfinancial Expenditures      (11,743)
                                                      --------
       Total                                         $606,331

   The savings were developed by joint working groups comprised of KCPL, UtiliCorp and E&Y personnel. The working group results were reviewed by supervisory personnel from KCPL, UtiliCorp and E&Y. The savings estimates reflect synergies that could not reasonably be expected to be achieved absent the merger.

Q. DOES YOUR ANALYSIS IDENTIFY ALL OF THE SYNERGIES THAT WILL RESULT FROM THE MERGER OF KCPL AND UTILICORP?

A. No. We have analyzed only those synergies that can be achieved by combining the regulated utility operations of KCPL and UtiliCorp. Additional synergies will result from combining the unregulated activities of the two companies, but no specific effort was made to identify and quantify those savings.

Q. WERE ALL OF THE LABOR AND O&M COST SAVINGS IDENTIFIED AS SYNERGIES ACCOUNTED FOR AS SAVINGS IN THE YEAR EXPERIENCED?

A. No they were not. Because it is typical to capitalize a portion of labor and O&M expenses incurred, we capitalized a portion of labor and O&M savings based on the historical experience of both KCPL and UtiliCorp. These capitalized labor and O&M savings were treated as capital savings in a manner similar to other capital savings and were converted to revenue requirements as appropriate.

Q. CAN THE SAVINGS IDENTIFIED BE REALIZED BY THE COMBINED COMPANY WITHIN THE 10-YEAR PERIOD ANALYZED?

A. Yes. Based on a thorough review of the working group findings, I believe that the level of savings presented is reasonably attainable. While subsequent management decisions or market changes may affect the actual level of merger savings (either upward or downward), the comprehensive approach used to project those savings should, with reasonable accuracy, predict the savings most likely to be attained.

Q. PLEASE DESCRIBE HOW YOU CALCULATED THE NET PRESENT VALUE OF SAVINGS STATED ABOVE.

A. Because we calculated cost savings from the perspective of their impact on future revenue requirements of the regulated utility operations of the combined company, we discounted the annual nominal savings we developed using the company determined average weighted cost of capital. That discount factor is equal to the cost of capital we used to project the savings that will result from the ability of the combined company to reduce capital additions. In 1996 dollars, the present value of the savings anticipated to be achieved during the 10 year period 1997 through 2006 equals $331.6 million.

       As previously noted, many of the savings identified will provide benefits beyond the 10-year period we examined. Those continued benefits also have a value that we believe is positive and that can be quantified. Because our analyses and previous Federal Energy Regulatory Commission examinations of proposed mergers consider the value of synergies over a 10-year period, we did not quantify the value of benefits beyond that period.

Q. COULD THE SAVINGS QUANTIFIED BE ACHIEVED THROUGH MEANS OTHER THAN THE MERGER OF KCPL AND UTILICORP?

A. Conceptually the companies could realize some of the savings quantified absent the merger through outsourcing, joint venturing or cooperative efforts, but, from a practical perspective, it would be difficult if not impossible to achieve those savings on a sustainable basis. For example, companies can contract to share the costs of certain types of activities or functions with third-party vendors. However, those contracts impose risks and costs on the companies that are not experienced by merged companies operating as a single business. Additionally, because effective performance of activities dealing with customers, employees and suppliers would require more and more sharing of information, two companies competing against one another would be unlikely to share and probably would be prohibited by law from sharing certain proprietary information concerning strategies, prices, customers, costs, management practices and operating practices. Therefore, many of the cost savings identified are unlikely to be achieved without the merger.

       Further, a significant portion of the quantified savings results from the elimination of duplicative and redundant positions and capital expenditures. These savings could not be achieved without total consolidation of two companies and therefore are not achievable absent a merger.

Q. ARE THE METHODS OR PROCEDURES IDENTIFIED BY THE WORKING GROUPS THE ONLY WAY, OR THE BEST WAY, FOR THE MERGED COMPANY TO ACHIEVE THE PROJECTED MERGER SAVINGS?


A. No. The Working Groups identified practical measures for achieving merger savings, but I fully expect that over time, the merged company will find more efficient means for achieving the projected savings in many of the areas studied.

IV.    SCOPE OF THE PROJECT

Q. MR. KESSLER, PLEASE DISCUSS ERNST & YOUNG'S ROLE IN THE PROPOSED MERGER BETWEEN KCPL AND UTILICORP.

A. On December 4, 1995, Ernst & Young LLP was retained to prepare an estimate of the cost saving opportunities available to a company created by the merger of KCPL and UtiliCorp. We were asked to participate on a joint effort basis with personnel from each company. E&Y coordinated and facilitated those efforts. Further, we were asked to provide testimony before various regulatory agencies having jurisdiction over the merging companies in support of the findings resulting from that analysis. Our review of synergies focused on the regulated businesses of both companies and how those regulated operations could be consolidated.

V. APPROACH

Q. PLEASE DESCRIBE THE GENERAL APPROACH USED IN THE JOINT EFFORT TO ASSESS MERGER BENEFITS.

A. We utilized a two-phase approach that identified and quantified potential synergies. First, prior to the announcement of the merger, E&Y personnel interviewed the executive management of each company to identify the areas where they believed cost reductions would occur as a result of the consolidation of work or from the transfer of skills or knowledge from one merger partner to the other. Using that information, company data available to E&Y, and experience gained from other merger engagements, opportunities were categorized by business "process" (i.e., generation, transmission, distribution, customer service, purchasing, materials management, information technology, etc.) and a preliminary value was assigned to each. The preliminary information developed during this initial phase of the analysis was used by the management of both KCPL and UtiliCorp in their respective evaluations of the proposed transaction. The second phase of the analysis commenced immediately following the announcement of the merger of KCPL and UtiliCorp. Six (6) teams of personnel from the companies and E&Y were organized to review the respective business processes used by each company. The teams reviewed the preliminary assessment to determine whether the combined company could realize the savings identified during the initial review. The process-based teams further identified and documented additional savings opportunities and quantified both the potential cost savings achievable and the costs that would be incurred to achieve those savings.

       The first task of each team was to identify the activities performed in the business processes assigned to the team so that the two companies' activities could be compared and aligned. While working independently, each team communicated with other teams in areas where their process responsibilities or needs interfaced. For instance, the team reviewing customer service was frequently in contact with the team dealing with information technology to ensure that identified business needs were being considered and that all cost-saving opportunities and costs-to-incur were being considered in the analysis.

       The teams were asked to identify specific cost-saving opportunities created by the merger, and to quantify those savings by cost element, i.e., labor, O&M and capital, for the 10-year period 1997 through 2006. Savings opportunities achievable through the transfer of skills or knowledge enabled by the merger that would not otherwise be available to either of the stand alone companies in a reasonable manner were included as merger synergies. Opportunities to reduce costs or create additional revenue generating opportunities that would be achievable through additional reengineering efforts not now underway were not considered as cost savings related to the merger.

VI.    METHODOLOGY

Q. WHAT METHODS DID YOU USE TO QUANTIFY THE INDIVIDUAL COST SAVING
   OPPORTUNITIES?

A. As previously noted, working groups were organized around business processes such as generation, transmission, distribution, customer service, purchasing and materials management, and support functions. This means the analysis focused on certain sets of activities that produce products or services and how those activities create value, rather than taking a functional approach that would look at the various and often unconnected activities performed within a department. There are two benefits of this approach. First, by looking at activities that produce particular products or services, you are better able to make comparisons of the two companies' operations as compared to a functional approach where different departments with the same name may perform different functions. Second, the approach focuses on the identification of overlap, duplication, and the potential for combination of tasks performed to produce products or services. The working groups relied on interviews of company personnel, discussions with outside vendors, reviews of company-specific data, studies that had been performed by or for either of the companies, industry benchmarks and estimates of market rates to assess the opportunities created by the merger for achieving savings.

       Where available data permitted, direct analysis of actual costs and potential changes to costs were considered. Direct analysis entails the examination of actual costs and budgets, staffing, and activities; and how those activities and expenses may be overlapping or duplicative. Savings estimates from direct analysis are based on how the activities can be combined or consolidated. Where redundant functions were identified, position reductions were developed based on projected consolidations in workload and costed at average fully loaded wage rates for employees within the category of personnel performing that function.

       Where sufficient data did not exist to conduct a direct analysis, the teams estimated the savings based on an analysis of available information combined with an assessment of anticipated changes in company operations resulting from the merger, and the cost implications of those anticipated changes. For instance, KCPL and UtiliCorp anticipate that parts and equipment used in the construction and maintenance of electrical facilities can be standardized. Such standardization would, in the estimation of the Purchasing and Materials Management working group, provide the merged company with the opportunity to reduce its commodity costs because of larger purchase quantities. Because a detailed comparison of the parts and equipment used by both companies has not been completed, the team surveyed vendors of various commodities they purchase to gather information on volume discounts they could anticipate as a result of increases in purchase quantities. Based on that information, they estimated the potential savings the merged company could achieve for those commodities.

       As a check on direct analysis results and cost estimates, the teams considered available industry benchmarks and market rates and compared their results to the reported results in other transactions where such data was available.

Q. HOW DID THE TEAMS CATEGORIZE COSTS THAT COULD BE SAVED?

A. Each team was asked to estimate the cost savings from synergies available in its process area for a ten-year period from 1997 through 2006, and the cost to achieve those savings. Cost savings and cost to achieve were estimated on an annual basis. In developing those cost savings, each team developed labor savings based on wage information derived from company records. Position reductions were based on anticipated reductions in work load that resulted from the elimination of redundant activities such as the preparation of reports to regulatory agencies in Kansas, Missouri or the FERC. Where work load was not reduced but where economies of scale could achieve more efficient delivery of work product, position reductions were identified by developing appropriately sized organizations using both management judgment and available benchmarks and comparing that organization to the combined workforce employed by KCPL and UtiliCorp who presently do that work. Nonlabor operations and maintenance savings were, to the extent possible, based on available company data taking into account both company cost data and company policies, procedures and work practices. Capital savings, including capitalized labor, were developed on a cash basis and converted into a revenue requirement to appropriately reflect the impact of capital savings on future rates and ratepayers.

Q. HOW WERE AVOIDED CAPITAL COSTS CONVERTED TO REVENUE REQUIREMENTS?

A. Each capital saving was identified and an appropriate project life assigned to it, thereby defining the amortization period over which the savings should be recognized. We then calculated the avoided financing cost using the merged companies embedded weighted average cost of capital of 9.59%. The weighted average cost of capital was estimated by the companies and assumed the merged companies cost of equity would be no higher than KCPL's cost of equity, the lower cost of equity of the two predecessor companies. The Joint Applicants estimated that at year end 1995, KCPL's cost of equity was 12.30%. We then grossed up the return that would have been required using the combined companies effective tax rate of 38.84% which, when added to the annual amortized capital savings amount (i.e., the avoided depreciation), results in an annual avoided revenue requirement.

Q. ARE THE COST SAVINGS YOU HAVE QUANTIFIED ATTAINABLE ONLY DURING THE YEARS 1997 THROUGH 2006?

A. No. Many of the savings will generate benefits beyond the period under study. For example, positions that are eliminated or not required to be created as a result of the merger will continue to reduce the combined company's costs permanently. Benefits related to the reduced cost of adding generating capacity will continue well beyond the ten-year period. Redundant information technology systems once eliminated will not need to be duplicated in the future.

Q. ARE YOU TESTIFYING IN SUPPORT OF ALL OF THE COST SAVINGS DETAILED IN EXHIBIT ___ (AK-2)?

A. With the exception of those cost savings related to joint system dispatch and capital savings resulting from elimination or deferral of capital costs related to the expansion of the combined company's generating capacity, I am testifying to all of the savings detailed in the attached report. Mr. Keith Stamm is testifying with regard to system dispatch synergies and the capital cost savings resulting from changes in planned capacity additions that would result from the merger.

VII.   GENERAL ASSUMPTIONS EMPLOYED IN THE STUDY

Q. WERE THERE ANY GENERAL ASSUMPTIONS THAT YOU EMPLOYED IN DERIVING THE COST SAVINGS THAT WOULD RESULT FROM THE MERGER OF KCPL AND UTILICORP?

A. Yes there were. We assumed for purposes of this study that the merged company would employ a strategy to centralize shared services to the greatest extent practical. We further assumed that the merged company would be structured and would operate as a vertically integrated combination gas and electric utility. For purposes of escalating costs to reflect future potential savings, we assumed a constant inflation rate of 3.5% based on a historical average inflation rate computed using information compiled by Ibbotson Associates and on estimates of anticipated inflation prepared by the Congressional Budget Office and by the Blue Ribbon Panel, a group of 50 independent economists. We further assumed that the cost of capital through the period 1997 through 2006 would remain constant as would the effective tax rate of the company. In determining labor cost savings, we utilized the combined companies average fully loaded wage rates for 1996. Fully loaded wage rates include benefits and taxes paid or incurred on behalf of employees. Because the companies often use different job titles for the same or similar positions, we created nine major personnel classifications. With the assistance of personnel from both companies' Human Resources Departments, we assigned job titles and positions to those nine job classifications. Average wage rates within each classification were then computed and labor cost savings were based on the elimination or reduction of positions within each of the nine classifications. We recognized a cost to achieve labor savings and assumed that severance packages would be offered to each of the positions eliminated whether or not the position reduction was achieved through attrition or redeployment of an incumbent. Severance was assumed to be paid based on KCPL's or UtiliCorp's severance plan, whichever was greater for each wage classification.

       We further recognized that transaction fees, estimated by the Joint Applicant to be about $30 million would be paid by the companies to facilitate this merger.

VIII.  DESCRIPTION OF EXHIBIT ___ (AK-2)

Q. PLEASE DESCRIBE THE ATTACHED REPORT WHICH HAS BEEN MARKED AS EXHIBIT ____ (AK-2).

A. Exhibit ___ (AK-2) is a detailed review of the cost reductions that may be obtained as a result of this merger. It is divided into sections based on the processes reviewed. The processes include:

       - Fuel Procurement - discusses the fuel procurement staff and the effect of generation options on fuel inventories

       - System Generation - analyzes alternative dispatch scenarios and their impact on fuel, O&M, and capacity costs and an analysis of avoidable capacity addition costs

       - Generation process - reviews system operations staff, Energy Management System costs, and generation-related O&M

       - Transmission - analyzes avoided capital projects, recycled capital components, and labor savings

       - Distribution - analyzes avoided capital projects, labor savings, meter shop consolidation, distribution dispatch, and underground locates and services

       - Customer Service - including collections, meter reading using CellNet and call center operations

       - Information Technology - analyzes enterprise support system and CIS options

       - Data Center Consolidation and Other - evaluates data center consolidation opportunities, telecommunications, and end user support

       - Nonfuel Procurement - analyzes cost savings resulting from supply leverage, generation inventory reductions, freight and labor savings

       - Fleet and Facilities - quantifies the value of facilities consolidations, fleet maintenance, and pool reductions

       - Support Process, Labor - reviews labor savings in accounting, planning and budgeting, human resources and finance

       - Support Process Expenditure - analyzes expenditures in legal, finance, risk management, human resources, audit, and other.



       Each section describes specific synergies that were identified, the number of positions that will be eliminated as a result of that synergy and the specific cost categories that will be affected. Summaries of our findings appear at the front of the report. At the end of the report charts detailing the annual savings by process and cost component are also included.

                 ANALYSIS OF SYNERGIES RELATED TO THE MERGER OF
                UTILICORP UNITED AND KANSAS CITY POWER AND LIGHT

                                 March 28, 1996

                                Ex.______ (AK-2)

                                  CONFIDENTIAL
                                  Final Report

TABLE OF CONTENTS

1.0 Executive Summary and Methodology
     1.1  Summary of Synergies

2.0 Generate Energy
     2.1 Overview
     2.2 Fuel Procurement
     2.3 System Generation
     2.4 Generation Processes

3.0 Distribute and Transport Energy
     3.1 Overview
     3.2 Transmission
     3.3 Distribution

4.0 Serve Customers
     4.1 Overview
     4.2 Customer Service

5.0 Purchasing/Materials and Facilities
     5.1 Overview
     5.2 Purchasing & Materials Management
     5.3 Fleet & Facilities

6.0 Information Technology
     6.1 Overview
     6.2 Enterprise Support
     6.3 Customer Information System (CIS)
     6.4 Data Center Consolidation
     6.5 Other IT Issues

7.0 Executive and Administrative Support
     7.1 Overview
     7.2 Financial Support Function Labor
     7.3 Nonfinancial Support Function Labor
     7.4 Financial Support-Related Expenditures
     7.5 Nonfinancial Support-Related Expenditures

8.0 Synergy Dollars and FTEs by Year
     8.1 Business Area Dollars by Year
     8.2 FTEs by Process by Year
     8.3 Dollars by Expenditure Category

9.0 Cost to Achieve
     9.1 Overview

Appendix -- Key Assumptions and Definitions
     General Assumptions
     Labor Assumptions

1.0  EXECUTIVE SUMMARY AND METHODOLOGY

     1.1  SUMMARY OF SYNERGIES (000s)(1)



                          DISTRIBUTE
                          AND                                       PURCHASING/                                EXECUTIVE &
     GENERATE             TRANSPORT            SERVE                MATERIALS &           INFORMATION          ADMINISTRATIVE
2.0  ENERGY          3.0  ENERGY          4.0  CUSTOMERS       5.0  FACILITIES       6.0  TECHNOLOGY      7.0  SUPPORT
- ----------------------------------------------------------------------------------------------------------------------------------
         |                   |                     |                     |                    |                      |
- -------------------  -------------------  -------------------  --------------------- -------------------  ------------------------
2.2                  3.2                  4.2                  5.2                   6.2                  7.2
FUEL PROCUREMENT     TRANSMISSION         CUSTOMER SERVICE     PURCHASING &          ENTERPRISE SUPPORT   FINANCIAL SUPPORT
- - Staff      $1,157  - Capital            - Collections  $528  MATERIALS             - Enterprise         FUNCTION LABOR
- - Generation           Projects   $4,078  - CellNet       177  MANAGEMENT              Support   $46,875  - Accounting     $21,048
  Options     2,675  - Capital            - Call Center 3,053  - Supplier                        -------  - Planning &
             ------    Components  4,646  - Itron         614    Leverage                        $46,875    Budgeting        6,390
             $3,826  - Staff       6,698               ------    (Materials)  $5,907                      - Finance          5,149
                                 -------               $4,372  - Supplier                                 - Audit            2,816
                                 $15,422                         Leverage                                 - Risk
                                                                 (Services)   28,589                        Management           0
                                                               - Generation                                                -------
                                                                 Materials       710                                       $35,403
                                                               - Freight         909
                                                               - Staff        14,623
                                                                             -------
                                                                             $50,738


         |                   |                                           |                    |                      |
- -------------------  -------------------                       --------------------- -------------------  ------------------------
2.3                  3.3                                       5.3                   6.3                  7.3
SYSTEM GENERATION    DISTRIBUTION                              FLEET & FACILITIES    CIS                  NONFINANCIAL
- - Combined           - Capital                                 - Facilities  $21,886 - Customer           SUPPORT FUNCTION
  System               Projects   $3,061                       - Fleet Pools   2,528   Information        LABOR
  Dispatch $107,414  - Distribution/                           - Fleet                 System    $16,125  - Human
- - Alternative          Eng/Plan                                  Maintenance   5,458             -------    Resources       $5,526
  Plant                Design      3,360                                     -------             $16,125  - Rates &
  Construction       - Meter Shop  1,326                                     $29,872                        Regulation       2,133
            161,020  - Dist.                                                                              - Environmental    2,220
           --------    Dispatch    9,047                                                                  - Government
           $268,434              -------                                                                    Relations        2,220
                                 $16,794                                                                  - Communications   2,913
                                                                                                          - Legal            1,409
                                                                                                                           -------
                                                                                                                           $16,421


         |                                                                                   |                       |
- -------------------                                                                  -------------------  ------------------------
2.4                                                                                  6.4                  7.4
GENERATION                                                                           DATA CENTER          FINANCIAL SUPPORT-
PROCESSES                                                                            CONSOLIDATION        RELATED EXPENDITURES
- - Staff     $25,430                                                                  - Data Center        - Finance        $11,132
- - EMS         3,838                                                                    Consolidation      - Risk
- - O&M        13,427                                                                              $32,840    Management       7,263
            -------                                                                              -------  - Audit            3,848
            $42,695                                                                              $32,840  - Accounting       2,355
                                                                                                          - Planning &
                                                                                                            Budgeting          296
                                                                                                                            -------
                                                                                                                            $24,894


                                                                                             |                       |
                                                                                     -------------------  ------------------------
                                                                                     6.5                  7.5
                                                                                     OTHER IT ISSUES      NONFINANCIAL
                                                                                     - End User           SUPPORT-RELATED
                                                                                       Support    $2,792  EXPENDITURES
                                                                                     - AM/FM              - Legal          $11,603
                                                                                       Consolidation      - Communications   3,385
                                                                                                   1,565  - Environmental    2,126
                                                                                     - Telecommunications - Rates &
                                                                                                   6,219    Regulation         904
                                                                                     - Staff       2,786  - Human
                                                                                                 -------    Resources          587
                                                                                                 $13,362  - Government
                                                                                                            Relations          332
                                                                                                          - Other          (30,680)
                                                                                                                          --------
                                                                                                                          $(11,743)




Noncapital Labor                                                   $141,451
Capital Labor                                                        15,117
Noncapital Expenditures                                             290,065
Capital Expenditures                                                159,697
                                                                   --------
TOTAL SYNERGIES                                                    $606,331

Present Value of Total Synergies                                   $331,635

Avoided New Hires                                                        36

Eliminated Positions                                                    202

TOTAL FTEs                                                              238


(1) NUMBERS MAY NOT TIE DUE TO ROUNDING.

1.0 EXECUTIVE SUMMARY AND METHODOLOGY

     1.1 SUMMARY OF SYNERGIES

The graphic above highlights the results of the analysis of synergies in regulated utility activities resulting from the merger of KCPL and UtiliCorp into KC United Corporation (KCU). Capital items reflect the impact of a revenue requirements treatment to capture the synergies from a rate payer's perspective. Descriptions of the synergies follow:

Generate Energy:

     - Fuel procurement--analysis of fuel procurement staff and the effect of generation options on fuel inventories.
     - System generation--analysis of alternative dispatch scenarios and the impact on fuel, O&M, and capacity costs.
     - Generation processes--examination of system operations staff, EMS costs, and generation-related O&M.

Distribute and Transport Energy:

     - Transmission--analysis of avoided capital projects, recycled capital components, and labor savings.
     - Distribution--analysis of avoided capital projects, engineering planning and design savings, meter shop consolidation, and distribution dispatching labor.

Serve Customer:

     - Customer service--analysis of collections, CellNet, call center, and Itron.

Purchasing/Materials and Facilities:

     - Purchasing and materials management--analysis of supplier leverage, generation inventory, freight, and labor savings.
     - Fleet and facilities--analysis of facilities, pool reductions, and fleet maintenance.

Information Technology:

     -    Enterprise support--analysis of enterprise support.
     -    CIS--analysis of customer information systems.
     -    Data center consolidation--analysis of data center consolidation.
     - Other IT issues--analysis of end user support, AM/FM consolidation, telecommunications, and staff.

Executive and Administrative Support:

     - Financial support function labor--analysis of labor savings in accounting, planning and budgeting, finance, audit, and risk management.
     - Nonfinancial support function labor--analysis of labor savings in human resources, rates and regulation, environmental, government relations, communications, and legal.
     - Financial support-related expenditures--analysis of expenditures in finance, risk management, audit, accounting, and planning and budgeting.
     - Nonfinancial support-related expenditures--analysis of expenditures in legal, communications, environmental, rates and regulation, human resources, government relations, and other.

2.0  GENERATE ENERGY

     2.1  OVERVIEW (000s)


Generate Energy by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Fuel Procurement                                                   $  3,826
System Generation                                                   268,434
Generation Processes                                                 42,695
                                                                   --------
TOTAL                                                              $314,955


Generate Energy by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                              $ 31,630
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                            191,933
Nonlabor Capitalized                                                 91,392
                                                                   --------
TOTAL                                                              $314,955


Generate Energy vs. Total Synergies

[Pie Chart]

CATEGORY                                                             VALUE

Generate Energy                                                    $314,955
Balance of Synergies                                                291,376
                                                                   --------
TOTAL                                                              $606,331


                    TOTAL GENERATE ENERGY SYNERGIES $314,955

2.0 GENERATE ENERGY

     2.1 OVERVIEW

The analysis of energy generation identified three major synergy areas:

     - Fuel Procurement--The analysis of staff and generation option issues identified savings of $3,826,000.

     - System Generation--The analysis of combined system dispatch and alternative plant construction resulted in savings of $268,434,000.

     - Generation Processes--The analysis of staff, EMS, and O&M resulted in savings of $42,695,000.

Total savings from this analysis $314,955,000.

2.0  GENERATE ENERGY

     2.2  FUEL PROCUREMENT (000s)


Fuel Procurement by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Staff                                                                $1,151
Generation Options                                                    2,675
                                                                     ------
TOTAL                                                                $3,826

Fuel Procurement by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                                $1,151
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                                  0
Nonlabor Capitalized                                                  2,675
                                                                     ------
TOTAL                                                                $3,826


Fuel Procurement vs. Generate Energy

[Pie Chart]

CATEGORY                                                             VALUE

Fuel Procurement                                                   $  3,826
Balance of Generate Energy                                          311,129
                                                                   --------
TOTAL                                                              $314,955


                     TOTAL FUEL PROCUREMENT SYNERGIES $3,826

2.0 GENERATE ENERGY

     2.2 FUEL PROCUREMENT

Analysis of the fuel procurement function identified two major synergy areas:

STAFF--The merger of the fuel procurement functions will reduce the fuel procurement staff by one and one-half FTEs out of the 15 existing positions within the two fuel departments. Additional FTEs are involved in certain aspects of the fuel procurement process at UtiliCorp, such as invoice audit, but are resident at the plants and therefore were not considered in the analysis. This FTE reduction will result from consolidating existing overlapping suppliers of both commodity and transportation (e.g., Burlington Northern Sante Fe, Peabody/Rochelle Coal Company and Union Pacific), reducing the effort required in the management of purchasing and contract administration functions. Moreover, additional labor reductions, not quantified, will likely result from KCU's efforts to additionally consolidate suppliers to leverage economies of scale. The analysis was performed by reviewing existing fuel procurement staffing, future resource requirements, and the difference between the two. Fuel procurement staff reductions will result in noncapital labor savings of $1,151,000 over the 10-year period.

GENERATION OPTIONS--One benefit of the merger will be an increase in diversity of generation options for KCU. This increase in diversity of generating options allows for alternative generating options or transfer of fuel between plants to compensate for low inventories. These options allow for a reduction in overall inventory levels.

A two-step process was employed to quantify the effect of the merger on fuel costs. First, the impact of combined dispatch on fuel demand was established on a plant-by-plant basis based on a "real time" dispatch analysis. Subsequent to quantifying the beneficial impact on fuel consumption of the merger (see 2.3 System Generation), KCPL's Utility Fuel Inventory Model
(UFIM) was used to quantify corresponding reductions in fuel inventory levels. UFIM, a probabilistic model, minimizes total cost by balancing purchase, holding, and shortage costs. The analysis identified that the reduced risk resulting from the merger will allow UtiliCorp's Sibley plant to operate with an average 43 days' burn, below its anticipated target of 50 days. In addition, the combined system dispatch results in a higher degree of "burn" certainty for the KCPL base-load units. As a result, fuel deliveries can be better planned and optimized to reduce current inventory targets. The benefits of a reduced inventory balance were quantified at approximately $1,454,000, yielding reduction in inventory carrying costs totaling $2,675,000, after capitalization, over the 10-year period. The synergy was valued by establishing the reduction in tons of coal inventory, pricing that reduction at market, and establishing carrying costs at the embedded cost of capital.

2.0  GENERATE ENERGY

     2.3  SYSTEM GENERATION (000s)


System Generation by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Combined System Dispatch                                           $107,414
Alternative Plan Construction                                       161,020
                                                                   --------
TOTAL                                                              $268,434

System Generation by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                              $      0
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                            179,873
Nonlabor Capitalized                                                 88,561
                                                                   --------
TOTAL                                                              $268,434


System Generation vs. Generate Energy

[Pie Chart]

CATEGORY                                                             VALUE

System Generation                                                  $268,434
Balance of Generate Energy                                           46,521
                                                                   --------
TOTAL                                                              $314,955


                   TOTAL SYSTEM GENERATION SYNERGIES $268,434

2.0 GENERATE ENERGY

     2.3 SYSTEM GENERATION

Analysis of the system generation function identified two major synergy areas:

COMBINED SYSTEM DISPATCH--System generation-related savings were calculated by a combined UtiliCorp/KCPL team using the production cost modeling software Real Time. The team initially calculated the costs of fuel and available O&M for UtiliCorp and KCPL as stand-alone systems and then redispatched the combined system calculating changes in fuel and variable O&M resulting from the optimization of generation sources and power purchases. The fuel and variable O&M savings anticipated from the combined system dispatch are $107,414,000 over the 10-year period (See Stamm testimony).

ALTERNATIVE PLANT CONSTRUCTION--Capacity cost benefits flowing from the consolidation of generation capabilities were established through analysis of the combined system by a UtiliCorp/KCPL team using an EPRI model, IRP Manager. This capital cost avoidance synergy is valued at $161,020,000, made up of $88,561,000 in capital cost savings and $72,459,000 in O&M savings over the 10-year period (See Stamm testimony).

2.0  GENERATE ENERGY

     2.4  GENERATION PROCESSES (000s)


Generation Processes by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Staff                                                               $25,430
EMS                                                                   3,838
O&M                                                                  13,427
                                                                    -------
TOTAL                                                               $42,695

Generation Processes by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $30,480
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                              9,385
Nonlabor Capitalized                                                  2,830
                                                                    -------
TOTAL                                                               $42,695


Generation Processes vs. Generate Energy

[Pie Chart]

CATEGORY                                                             VALUE

Generation Processes                                               $ 42,695
Balance of Generate Energy                                          272,260
                                                                   --------
TOTAL                                                              $314,955


                  TOTAL GENERATION PROCESSES SYNERGIES $42,695

2.0 GENERATE ENERGY

     2.4 GENERATION PROCESSES

Analysis of the generation processes identified three major synergy areas:

STAFF--Consolidation of the systems operations staff will result in a reduction of 36 FTEs, 26 of which are eliminated positions and 10 of which are avoided hires. Savings resulting from this consolidation will total $25,430,000 over the 10-year period. The reduction of FTEs is driven primarily by consolidation of the system operations from existing UtiliCorp and KCPL facilities. KCPL currently maintains one systems control center with separate energy marketing and transmission facilities. UtiliCorp currently maintains three facilities at Missouri Public Service (MPS), West Plains, Kansas, and West Plains, Colorado, with marketing and transmission operations combined at each facility. The merger will initially allow for the integration of MPS and West Plains, Kansas into a single facility. This consolidation ultimately will result in the elimination of 36 FTEs by the year 2000. The 36 estimated positions come from a combined UtiliCorp and KCPL pool of 114. These 36 FTEs were identified by defining the KCU organization structure, which will include transmission services (38 FTEs), combined power services (24 FTEs), marketing intelligence (nine FTEs), and municipal market FERC support (seven FTEs) for a total of 78 FTEs.

ENERGY MANAGEMENT SYSTEM (EMS)--Consolidation of system dispatch will allow the combined system to operate with one EMS. The EMS synergy is driven by the fact that KCPL recently completed the installation of a new EMS and UtiliCorp was in the process of implementing a new EMS at Great Bend. KCU is structured so that the KCPL facility supports KCU operations while Great Bend, which ultimately will be completed, will serve as a backup.

The value of avoided purchases and implementation costs resulting from using Great Bend only as a backup is $2,830,000. The analysis compared the cost of the development of separate systems to the cost of an ESCA EMS at Great Bend. A similar analysis resulted in the quantification of avoided maintenance at $1,008,000 over the 10-year period. This synergy was valued by documenting EMS costs with budgeted UtiliCorp figures.

OPERATIONS AND MAINTENANCE (O&M)--Review of operation and maintenance components identified expenditure synergies categorized as follows: the displacement of Sibley maintenance contract costs by better scheduling of the roving KCPL maintenance crew and KCPL central support services ($5,981,000); the elimination of duplicate software and services including the RDI Power DAT and Cost DAT databases, the MIDAS users group, production costing models (e.g., Real Time, Multi Sym and ENPRO), unit commitment models (e.g., Cougar, Dynamics), and weather, radar, and lightning detection services ($1,424,000); and Sibley outage material cost savings due to the extension of the Sibley steam turbine outage cycles from five to six years based on lower production requirements resulting from alternative generating options ($971,000). Labor-related synergies include the elimination of 5 FTEs throughout the production function including one executive-level position. These FTEs were identified through the analysis of specific activities performed at the plant, the identification of duplicate activities, and linking those activities to specific positions. These labor synergies are valued at $5,051,000 over 10 years.

3.0  DISTRIBUTE AND TRANSPORT ENERGY

     3.1  OVERVIEW (000s)


Distribute and Transport by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Transmission                                                        $15,422
Distribution                                                         16,794
                                                                    -------
TOTAL                                                               $32,217

Distribute and Transport by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $15,992
Labor Capitalized                                                     1,279
Nonlabor Not Capitalized                                                  0
Nonlabor Capitalized                                                 14,946
                                                                    -------
TOTAL                                                               $32,217


Distribute and Transport vs. Total Synergies

[Pie Chart]

CATEGORY                                                             VALUE

Distribute and Transport Energy                                    $ 32,217
Balance of Synergies                                                574,114
                                                                   --------
TOTAL                                                              $606,331


             TOTAL DISTRIBUTE AND TRANSPORT ENERGY SYNERGIES $32,217

3.0 DISTRIBUTE AND TRANSPORT ENERGY

     3.1 OVERVIEW

Analysis of the distribute and transport energy function identified two major synergy areas:

     - Transmission--The analysis of transmission system planning capital projects, capital components, and staff resulted in savings of $15,422,000.

     - Distribution--The analysis of capital projects, a merged distribution engineering/planning and design function, meter shop facilities, and distribution dispatching labor resulted in savings of $16,794,000.

Total savings from this analysis: $32,217,000.

3.0  DISTRIBUTE AND TRANSPORT ENERGY

     3.2  TRANSMISSION (000s)


Transmission by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Capital Projects                                                    $ 4,078
Capital Components                                                    4,646
Staff                                                                 6,698
                                                                    -------
TOTAL                                                               $15,422

Transmission by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $ 6,698
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                                  0
Nonlabor Capitalized                                                  8,724
                                                                    -------
TOTAL                                                               $15,422


Transmission vs. Distribute and Transport

[Pie Chart]

CATEGORY                                                             VALUE

Transmission                                                        $15,422
Balance of Distribute and Transport Energy                           16,794
                                                                    -------
TOTAL                                                               $32,217


                      TOTAL TRANSMISSION SYNERGIES $15,422

3.0 DISTRIBUTE AND TRANSPORT ENERGY

     3.2 TRANSMISSION

Analysis of the transmission function identified three synergy areas:

CAPITAL PROJECTS--Analysis of transmission system planning documents of the merging parties identified prospective transmission lines and substations that are overlapping or duplicative of existing or planned system additions and could be avoided or delayed. The duplicative nature of the transmission facilities arises from the fact that capacity installed near service territory borders is inherently "lumpy". Capacity installed near service territory boundaries is often in excess of the initial need because of the truncated nature of the area it services. As a result, eliminating borders between the companies results in the delay or avoidance of proposed projects. In performing the analysis, transmission capacity for both parties was identified, areas were isolated where systems are contiguous, existing and planned projects were plotted, and overlapping projects were identified. The following substation projects were identified as overlapping: Pleasant Hill, Waldron, Shoal Creek, Loma Vista, and Barry. The value of the synergy was documented through review of capital budget items, system maps outlining territory boundaries and substation locations, system load growth projections, system contingency plans, and transmission planning and operating studies. This synergy is valued at $4,078,000 in capital expenditures.

CAPITAL COMPONENTS--Analysis of parts taken out of service by both parties indicated that items that were of no further use to one party could be readily employed by the other. This analysis was performed by initially reviewing the surplus inventory, matching the inventory listing with needs of the merging party (identified by reviewing prospective capital projects), and pricing the savings using the budgeted numbers of the benefiting party. The parts identified in this analysis generally did not have value in excess of the marketing and transportation costs that would be incurred to sell them and consequently could not be sold to other utilities. Components such as transformers, switch gear, and bushings were all identified as capital. This synergy is valued at $4,646,000 over the 10-year period.

STAFF--Analysis identified redundant labor of 11 FTEs. FTE reductions were identified through analysis of organization consolidation, eliminating overlapping coverage, and consolidating locations. The analysis involved the review of construction budgets, maintenance schedules, and operation practices for manpower requirements. The transmission FTEs were identified through the analysis of existing transmission activities at both companies, identification of overlapping or duplicate activities, and linking those activities to specific positions within the transmission function. While some FTE reductions result from the analysis of existing projects, FTEs were also identified from the analysis of avoided or delayed capital projects. Total positions eliminated through this analysis is 11 FTEs, 4 of which are avoided hires, out of a pool of 89, valued at $6,698,000 over the 10-year period.

3.0  DISTRIBUTE AND TRANSPORT ENERGY

     3.3  DISTRIBUTION (000s)


Distribution by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Capital Projects                                                    $ 3,061
Distribution Eng/Plan/Design                                          3,360
Meter Shop                                                            1,326
Distrubution Dispatch                                                 9,047
                                                                    -------
TOTAL                                                               $16,794

Distribution by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $ 9,294
Labor Capitalized                                                     1,279
Nonlabor Not Capitalized                                                  0
Nonlabor Capitalized                                                  6,221
                                                                    -------
TOTAL                                                               $16,794


Distribution vs. Distribute and Transport

[Pie Chart]

CATEGORY                                                             VALUE

Distribution                                                        $16,794
Balance of Distribute and Transport Energy                           15,423
                                                                    -------
TOTAL                                                               $32,217


                      TOTAL DISTRIBUTION SYNERGIES $16,794

3.0 DISTRIBUTE AND TRANSPORT ENERGY

     3.3 DISTRIBUTION

Analysis of the distribution function identified the following major synergy areas:

CAPITAL PROJECTS--In a manner similar to the transmission analysis, this analysis involved mapping prospective capital projects along the contiguous areas of service territory boundaries. Comparison of the portfolios of projects of UtiliCorp and KCPL identified specific proposed projects that would be overlapping or redundant. Projects to be eliminated over the next five years include substation projects in Roanridge, Staley Road, Shoal Creek, Blue Springs/Duncan, Grandview, Grandview West, Richards Gebaun, and Martin City. To quantify a 10-year savings, a 5-year case was extrapolated proportionally to the balance of the projection period. Savings resulting from eliminating these redundant projects was $3,061,000 of capital expenditures. The five-year baseline was quantified through review of capital budget documents, system maps outlining territory boundaries and substation locations, system load growth projections and load summaries, and system contingency plans.

DISTRIBUTION ENGINEERING/PLANNING AND DESIGN--Merging distribution engineering, planning, and design functions will allow for the reduction of 8 FTEs between 1998 and 2000 for the 10-year period. This analysis involved the review of the existing organization, which includes 23 engineering positions and 51 estimator positions; estimates of the magnitude of the backlog of work; integration into the baseline of the increase in productivity resulting from the AM/FM/GIS system; and the similarities and differences in current work functions. After considering geographic characteristics and the consolidation of service centers, it was determined that eight positions could be eliminated. These reductions will be phased in over four years to allow for the complete consolidation of service centers.

The duplicative positions were identified by examining the contiguous regions of the service territories and identifying duplicate labor functions. Savings from this synergy are valued at $3,360,000 and were quantified by identifying specific categories of positions to be eliminated. A 50/50 capital/noncapital split is based on recent historic allocation factors found in cost center data.

METER SHOP--Analysis of the consolidation of Meter Shop facilities results in the elimination of 3 FTEs out of a pool of 45, subsequent to 1999. This analysis was driven by the consolidation of meter shops currently 75 miles apart into the KCPL facility. The effort included mapping organization charts for both facilities, development of the organization chart for KCU, and the identification of duplicate positions. Meter Shop consolidation savings are valued at $1,326,000. Labor savings were priced through identification of wages for specific categories of positions eliminated.

DISTRIBUTION DISPATCHING LABOR--Analysis identified capital cost avoidance of $3,161,000 and labor savings of $5,886,000 related to dispatching. The capital savings resulted from UtiliCorp not having to purchase an electric trouble management system and KCPL not having to purchase a service work scheduling system. Capital savings were quantified from review of UtiliCorp's business case and an estimate of professional labor savings. Labor savings were quantified by eliminating 11 FTEs, including electric trouble workers and dispatchers. These FTEs are eliminated from a pool of 130.

4.0  SERVE CUSTOMERS

     4.1  OVERVIEW (000s)


Serve Customers by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Customer Service                                                     $4,372
                                                                     ------
TOTAL                                                                $4,372

Serve Customers by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                                $4,629
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                               (457)
Nonlabor Capitalized                                                    200
                                                                     ------
TOTAL                                                                $4,372


Serve Customers vs. Total Synergies

[Pie Chart]

CATEGORY                                                             VALUE

Serve Customers                                                    $  4,372
Balance of Synergies                                                601,959
                                                                   --------
TOTAL                                                              $606,331


                     TOTAL CUSTOMER SERVICE SYNERGIES $4,372

4.0 SERVE CUSTOMERS

     4.1 OVERVIEW

The analysis of the overall customer service function identified one major synergy area:

     - Customer Service--The analysis of collections, installation of the CellNet system, merging of call center facilities, and the Itron meter reading systems resulted in savings of $4,372,000.

Total savings from this analysis: $4,372,000.

4.0  SERVE CUSTOMERS

     4.2  CUSTOMER SERVICE (000s)


Customer Service by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Collections                                                          $  528
CellNet                                                                 177
Call Center                                                           3,053
Itron                                                                   614
                                                                     ------
TOTAL                                                                $4,372

Customer Service by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                                $4,629
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                               (457)
Nonlabor Capitalized                                                    200
                                                                     ------
TOTAL                                                                $4,372


Customer Service vs. Serve Customers

[Pie Chart]

CATEGORY                                                             VALUE

Customer Service                                                     $4,372
Balance of Customer Service                                               0
                                                                     ------
TOTAL                                                                $4,372


                     TOTAL CUSTOMER SERVICE SYNERGIES $4,372

4.0 SERVE CUSTOMERS

     4.2 CUSTOMER SERVICE

Analysis of the customer service function identified four major synergy areas:

COLLECTIONS--Analysis showed that KCU will benefit from UtiliCorp avoiding the cost of purchasing an automated dialing system and the related annual maintenance. Net of installation costs, this savings is $528,000.

CELLNET--Analyses of Missouri Public Service field practices revealed that the installation of the CellNet system in the UtiliCorp Kansas City metropolitan area would generate savings by eliminating meter reading/service field processes. The merger allows UtiliCorp to piggyback KCPL's existing contract and automate a service territory that CellNet would not otherwise automate because of its small size. Moreover, CellNet claims that the Beta site price offered to KCPL and adopted by UtiliCorp will not be offered to other utilities. The analysis included the review of service call volumes for activities including connects/disconnects, reconnects, buddy orders, and rereads, all for which CellNet provides informational feedback at no additional charge. Employing existing UtiliCorp time and motion studies, an average work time per visit was calculated and used to establish a savings by pricing the visits with annual wages. Labor savings of four FTEs related to this synergy are valued at $177,000, net of the cost of the CellNet meter reading premium.

CALL CENTER--The merger will allow UtiliCorp and KCPL to merge call center facilities. The benefits of this consolidation will be avoided capital investment and annual maintenance savings related to software, including staff forecasting, call monitoring and voice response units and select talk.

Additionally, three management-level positions will be eliminated as a result of this consolidation. These FTEs were identified by comparing the organization charts of the stand-alone call centers with that of the proposed KCU call center, resulting in the identification of specific duplicate call center positions.

The call center consolidation will take place between the date of the merger and the year 2000. In 1996 and 1997, UtiliCorp plans to consolidate its more than 85 call centers into three: Lincoln, Raytown, and Monroe. This consolidation is not considered in the analysis. In 1999 and 2000, call center operations will be consolidated into one facility. Savings resulting from consolidation of call centers are valued at $3,053,000, including three FTEs (managers of each of the consolidated centers), valued at $2,011,000 over the 10-year period. Call center benefits are also discussed in the fleet and facilities section.

ITRON--Currently, KCPL and UtiliCorp own Itron meter reading systems. Itron meter reading systems consist of hand-held data collection units and a central computer system for aggregating the data collected. Analysis of the meter reading operations identified two synergies. The first benefit will be the avoided operation and maintenance expenses of $175,000 from the elimination of the KCPL Itron system. The second benefit will be the labor savings of one FTE valued at $439,000 from elimination of duplicate Itron operations activities. The Itron system synergy is not duplicative of the CellNet synergy because the East and South districts will not be served by CellNet.

5.0  PURCHASING/MATERIALS & FACILITIES

     5.1  OVERVIEW (000s)


Purchasing/Materials & Facilities by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Purchasing & Materials Management                                   $50,738
Fleet & Facilities                                                   29,872
                                                                    -------
TOTAL                                                               $80,610

Purchasing/Materials & Facilities by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $14,623
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                             55,836
Nonlabor Capitalized                                                 10,151
                                                                    -------
TOTAL                                                               $80,610


Purchasing/Materials & Facilities vs. Total Synergies

[Pie Chart]

CATEGORY                                                             VALUE

Purchasing/Materials & Facilities                                  $ 80,610
Balance of Synergies                                                525,721
                                                                   --------
TOTAL                                                              $606,331


            TOTAL PURCHASING/MATERIALS & FACILITIES SYNERGIES $80,610

5.0 PURCHASING/MATERIALS & FACILITIES

     5.1 OVERVIEW

Analysis of purchasing/materials and facilities identified two major synergy areas:

     - Purchasing & Materials Management--The analysis of supplier leverage materials and services, generation materials, freight, and staff resulted in savings of $50,738,000.

     - Fleet & Facilities--The analysis of facilities, fleet pools, and fleet maintenance resulted in savings of $29,872,000.

Total savings from this analysis: $80,610,000.

5.0  PURCHASING/MATERIALS & FACILITIES

     5.2  PURCHASING & MATERIALS MANAGEMENT (000s)


Purchasing & Materials Management by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Supplier Leverage (Materials)                                       $ 5,907
Supplier Leverage (Services)                                         28,589
Generation Materials                                                    710
Freight                                                                 909
Staff                                                                14,623
                                                                    -------
TOTAL                                                               $50,738

Purchasing & Materials Management by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $14,623
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                             30,139
Nonlabor Capitalized                                                  5,976
                                                                    -------
TOTAL                                                               $50,738


Purchasing & Materials Management vs. Purchasing/Materials & Facilities

[Pie Chart]

CATEGORY                                                             VALUE

Purchasing & Materials Management                                   $50,738
Balance of Purchasing/Materials & Facilities                         29,872
                                                                    -------
TOTAL                                                               $80,610


            TOTAL PURCHASING & MATERIALS MANAGEMENT SYNERGIES $50,738

5.0 PURCHASING/MATERIALS & FACILITIES

     5.2 PURCHASING & MATERIALS MANAGEMENT

Analysis of the purchasing and materials management function identified the following major synergies:

SUPPLIER LEVERAGE (MATERIALS)--Synergy here flows from supplier discounts obtained through pooling purchases of the merging parties. This was calculated by sampling vendors from the top 10 families of transmission and distribution purchases, by total purchase dollars, for both companies. Categories included suppliers of underground cable, overhead cable, high voltage wires, meters, conduits, insulators, wooden poles, luminaire HPS, and underground and overhead transformers. In the survey, vendors were asked to identify the discount achieved if the vendor were given the volume of the combined company. These categories of purchases account for about $18,000,000, or 64% of total T&D annual purchases for UtiliCorp and KCPL. The discounts offered in the survey ranged from 2.29% to 3.42%, with a weighted average of 2.85%. This 2.85% was applied to yearly purchases in these categories, phased in over a 5-year period to allow for implementation. The total value of this synergy is $5,907,000.

SUPPLIER LEVERAGE (SERVICES)--Synergy here was identified similarly to the materials leverage synergy. This was calculated by sampling vendors from the top six services categories, by total dollars, for both companies and includes line construction, general construction, tree trimming, boiler work, engineering services, and high pressure washing. These categories account for $41,900,000 of total service purchases, approximately 13% of combined KCPL and UtiliCorp services purchases. Service providers were surveyed to identify the discount that could be achieved if that supplier were chosen to provide all services to KCU. The discounts ranged from 4.19% to 5.25%, averaging 4.72%. This 4.72% average was applied to the $41,900,000 of purchases. Additionally, a list of other common services purchased from common vendors including advertising/marketing, computer hardware, and copiers and fax equipment totaling $9,911,000 was prepared. The 4.72% was also applied to this list.

Assuming a phase-in of 3 years for these services, the value of this synergy is $28,589,000.

GENERATION MATERIALS--Analysis indicated that by combining Missouri Public Service and KCPL inventories of generation-related and generic parts located at power stations, inventory reductions can be achieved in large specialized parts, generic parts, and transfers. The analysis concluded that a sharing of inventory was possible for a number of common, interchangeable items. A side-by-side comparison of KCPL and UtiliCorp inventory values for large specialized parts was made between the four KCPL plants and UtiliCorp's Sibley plant. These specialized parts include motors, turbines, conveyor belts, boiler tubes, and others. Based on results from previous inventory reduction initiatives at KCPL, percentages were applied to the Sibley inventory values for the specific parts to yield inventory reduction values. Savings from this synergy are estimated at an additional $710,000 over 10 years.

FREIGHT--Analysis found that substantial synergies could be achieved by consolidating shipping needs. Substantial freight discounts have been offered for the combined business of KCPL and UtiliCorp for two types of freight: less-than-truckload (LTL) and small parcels (UPS). A synergy of $909,000 was calculated by applying complementary volume discounts to appropriate KCPL and UtiliCorp shipping dollars.

STAFF--Analysis of the consolidation of the corporate-wide procurement and warehouse functions identified a reduction of 25 procurement FTEs and 10 warehouse FTEs. The procurement function will be reduced from 59 to 34 starting with 9 FTEs in 1997, all nine of which are avoided hires. The warehouse staff will be reduced through centralization from 55 FTEs to 45 FTEs, two of which are avoided hires. FTE reductions will be implemented on a pro-rated basis over the 10-year period after avoided hires are considered. Labor savings related to this synergy are valued at $14,623,000.

5.0  PURCHASING/MATERIALS & FACILITIES

     5.3  FLEET & FACILITIES (000s)


Fleet & Facilities by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Facilities                                                          $21,886
Fleet Pools                                                           2,528
Fleet Maintenance                                                     5,458
                                                                    -------
TOTAL                                                               $29,872

Fleet & Facilities by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $     0
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                             25,697
Nonlabor Capitalized                                                  4,175
                                                                    -------
TOTAL                                                               $29,872


Fleet & Facilities vs. Purchasing/Materials & Facilities

[Pie Chart]

CATEGORY                                                             VALUE

Fleet & Facilities                                                  $29,872
Balance of Purchasing/Materials & Facilities                         50,738
                                                                    -------
TOTAL                                                               $80,610


                   TOTAL FLEET & FACILITIES SYNERGIES $29,872

5.0 PURCHASING/MATERIALS & FACILITIES

     5.3 FLEET & FACILITIES

Analysis of fleet and facilities identified three major synergy areas:

FACILITIES--Analysis of UtiliCorp and KCPL facilities indicates that synergies can be achieved through the consolidation of KCU in UtiliCorp's renovated New York Life building, thereby utilizing excess existing capacity available at that facility that was intended to provide room for growth requirements of KCU. The consolidation will allow for the permanent subleasing of a majority of KCPL facilities at 1201 Walnut. Analysis of labor, O&M, and leasing costs at each of the three facilities (1201 Walnut, 911 Main, and the New York Life building), with 15' x 15' offices for managers and above, 8' x 8' cubes for others, and growth requirements for KCU, found that the consolidation of KCU at the New York Life building is the most economical and will result in savings of $16,863,000 over the 10-year period. A similar analysis of the outlying facilities, including closing and disposing of Lee's Summit Fleet Shop, Belton, Liberty and Sweet Springs, results in savings of $6,692,000 over the 10-year period. The facilities analysis also included a review of the facilities-related benefits of call center consolidation. For this analysis, all call center staff was moved to a single site by 2000. This analysis concluded that facilities' portion of the call center consolidation resulted in a cost of $1,669,000. Call center benefits are also addressed in the customer service discussion.

FLEET POOLS--Analysis of fleet pools resulted in the reduction of the pool size from UtiliCorp's 627 units and KCPL's 1,077 units to a consolidated
1,658 units, with 16 units coming from UtiliCorp and 30 units from the KCPL fleet. Unit reductions were obtained by "matching up" the pool units and identifying redundancies resulting from contiguous service territories, more efficient dispatching, and decreased need for pool units resulting from the reduction in FTEs. Fleet pool savings of $2,528,000 were estimated using UtiliCorp annual lease costs data, and adding costs extrapolated to the 30 units eliminated at KCPL as well as the one-year savings associated with the sale of KCPL vehicles. UtiliCorp lease costs were used as proxy to estimate the avoided annual KPCL purchase cots it would otherwise incur.

FLEET MAINTENANCE--Analysis of fleet maintenance indicates that savings can be achieved from the merger leveraging the per-unit maintenance cost differential between UtiliCorp and KCPL. Our review indicates that UtiliCorp outsources 90% of its fleet maintenance while KCPL insources that function. The vehicle make-up of the fleets is similar, as is their overall age and condition. To quantify the value of the synergy, listings of KCPL vehicles were obtained by type of vehicle and number of units. This list was then compared with UtiliCorp's list of similar vehicles to identify maintenance cost by vehicle. Subsequent to accounting for pool reductions, savings resulting from, insourcing UtiliCorp were calculated. This synergy was calculated by subtracting the cost to KCPL of maintaining the UtiliCorp fleet in house from savings resulting from in outsourcing UtiliCorp maintenance. This methodology was applied to both general maintenance and special maintenance activities, resulting in a savings of $5,090,000 for general maintenance and $368,000 for specialty maintenance, for a total of $5,458,000.

6.0  INFORMATION TECHNOLOGY

     6.1  OVERVIEW (000s)


Information Technology by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Enterprise Support                                                 $ 46,875
CIS                                                                  16,125
Data Center Consoldidation                                           32,840
Other IT Issues                                                      13,362
                                                                   --------
TOTAL                                                              $109,202

Information Technology by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                              $ 25,001
Labor Capitalized                                                    11,590
Nonlabor Not Capitalized                                             32,277
Nonlabor Capitalized                                                 40,334
                                                                   --------
TOTAL                                                              $109,202


Information Technology vs. Total Synergies

[Pie Chart]

CATEGORY                                                             VALUE

Information Technology                                             $109,202
Balance of Synergies                                                497,129
                                                                   --------
TOTAL                                                              $606,331


                 TOTAL INFORMATION TECHNOLOGY SYNERGIES $109,202

6.0 INFORMATION TECHNOLOGY

     6.1 OVERVIEW

Analysis of information technology identified four major synergy areas:

     - Enterprise Support--Analysis of enterprise support systems solutions resulted in savings of $46,875,000.

     - CIS--Analysis of synergies related to Customer Information Systems resulted in savings of $16,125,000.

     - Data Center Consolidation--Analysis of consolidation of the data center resulted in savings of $32,840,000.

     - Other IT Issues--Analysis of end user support, AM/FM consolidation, telecommunications, and staff resulted in savings of $13,362,000.

Total savings from this analysis: $109,202,000.

6.0  INFORMATION TECHNOLOGY

     6.2  ENTERPRISE SUPPORT (000s)


Enterprise Support by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Enterprise Support                                                  $46,875
                                                                    -------
TOTAL                                                               $46,875

Enterprise Support by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $ 2,328
Labor Capitalized                                                     8,797
Nonlabor Not Capitalized                                              8,510
Nonlabor Capitalized                                                 27,240
                                                                    -------
TOTAL                                                               $46,875


Enterprise Support vs. Information Technology

[Pie Chart]

CATEGORY                                                             VALUE

Enterprise Support                                                 $ 46,875
Balance of Information Technology                                    62,327
                                                                   --------
TOTAL                                                              $109,202


                   TOTAL ENTERPRISE SUPPORT SYNERGIES $46,875

6.0 INFORMATION TECHNOLOGY

     6.2 ENTERPRISE SUPPORT

Analysis of the information technology support function identified the following major system-related synergy area:

ENTERPRISE SUPPORT--Enterprise support packages provide systems support to business functions such as general ledger, accounts payable, payroll, human resources, asset management, work management for power production and transmission and distribution, materials management, work order-project costing, and budgeting.

Before the merger, UtiliCorp had planned to purchase SAP enterprise support packages while KCPL had begun implementation of Peoplesoft packages to meet the same needs. In addition, the TSW package had been proposed for power production and materials and Synercom had been proposed to support the transmission and distribution function at KCPL. Analysis of this synergy involved calculating the cost of the entire suite of SAP packages slated for implementation at UtiliCorp plus the cost of completing the Peoplesoft-based enterprise support systems at KCPL, less the cost of the proposed KCU enterprise support solution.

Documentation supporting costs for the completion of the stand-alone systems, as well as the proposed KCU solution, included actual vendor quotes obtained by KCPL for software implementation and maintenance, existing KCPL contracts, previous KCPL experience with Peoplesoft implementation, UtiliCorp analysis supporting approved business cases for SAP, and the UtiliCorp architecture team work product.

The calculation of synergies required the collection of prospective costs related to software, infrastructure, outside services, and internal staffing for both UtiliCorp and KCPL for each of the enterprise support packages.

The analysis identified the Peoplesoft, TSW, and Synercom solution as the least cost opportunity providing an acceptable level of functionality relative to user requirements of both UtiliCorp and KCPL. It should be noted that while an economic-based selection has been made for synergy purposes, KCU has yet to complete a formal system selection process.

Investments previously made in either system were not considered, and only going forward costs of future implementation were factored into the analysis. Costs related to the KCU solution were adjusted to meet the more aggressive of the stand-alone implementation schedules of the two companies, and further adjusted to account for the implementation of the enterprise solution at UtiliCorp. Synergies identified in this analysis total $46,875,000, including $8,797,000 of capital labor from reduction of up to 41 project-related FTE expenses out of a pool of 85 total KCPL and UtiliCorp FTEs; $27,240,000 of capitalized expenditures; and $10,838,000 of O&M and noncapital labor resulting from a reduction of 4 FTEs out of a total of 25 KCPL and UtiliCorp FTEs.

6.0  INFORMATION TECHNOLOGY

     6.3  CUSTOMER INFORMATION SYSTEM (000s)


Customer Information System by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Customer Information System                                         $16,125
                                                                    -------
TOTAL                                                               $16,125

Customer Information System by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $ 6,326
Labor Capitalized                                                     2,793
Nonlabor Not Capitalized                                             (5,418)
Nonlabor Capitalized                                                 12,424
                                                                    -------
TOTAL                                                               $16,125


Customer Information System vs. Information Technology

[Pie Chart]

CATEGORY                                                             VALUE

CIS                                                                $ 16,125
Balance of Information Technology                                    93,077
                                                                   --------
TOTAL                                                              $109,202


               TOTAL CUSTOMER INFORMATION SYSTEM SYNERGIES $16,125

6.0 INFORMATION TECHNOLOGY

     6.3 CUSTOMER INFORMATION SYSTEM

Analysis of CIS identified the following major synergy area:

CUSTOMER INFORMATION SYSTEM (CIS)--A customer information system supports utility business functions such as maintaining customer contact and account information, billing and bill production, meter reading, metering (maintaining information on meters), processing credits and collections, deposits and cash processing, maintaining taxes and rates, and handling service orders.

Analysis of CIS synergies initially involved calculating the fully implemented cost of Electronic Data Systems' (EDS) Customer Star system slated for implementation at UtiliCorp and the cost of completing the CIS systems at KCPL, where the SCTCIS package was proposed. The analysis relied on a review of UtiliCorp CIS project work papers; KCPL CIS project work papers; cost estimates from EDS, SPL, and SCT; CIS requirement lists for both parties; and customer counts for both parties. The calculation of synergies involved collecting costs related to software, infrastructure, outside services, and internal staffing for UtiliCorp and KCPL stand-alone systems.

The cost of both systems was compared to the proposed KCU CIS solution. The proposed KCU analysis was priced using a conservative solution, adjusted to meet the more aggressive of the stand-alone implementation schedules of the two companies, adjusted to serve 1.7 million customers, and adjusted to account for the implementation of the CIS solution at UtiliCorp. Synergies identified in this analysis total $16,125,000, including $15,217,000 of capital labor and expenditures and the avoidance of 17 project-related FTEs from a pool of 47 local project related KCPL and UtiliCorp FTEs, and $908,000 from O&M and 10 avoided hires out of 30 total KCPL and UtiliCorp FTEs.

6.0  INFORMATION TECHNOLOGY

     6.4  DATA CENTER CONSOLIDATION (000s)


Data Center Consolidation by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Data Center Consolidation                                           $32,840
                                                                    -------
TOTAL                                                               $32,840

Data Center Consolidation by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $ 7,922
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                             24,918
Nonlabor Capitalized                                                      0
                                                                    -------
TOTAL                                                               $32,840


Data Center Consolidation vs. Information Technology

[Pie Chart]

CATEGORY                                                             VALUE

Data Center Consolidation                                          $ 32,840
Balance of Information Technology                                    76,362
                                                                   --------
TOTAL                                                              $109,202


                TOTAL DATA CENTER CONSOLIDATION SYNERGIES $32,840

6.0 INFORMATION TECHNOLOGY

     6.4 DATA CENTER CONSOLIDATION

Analysis of IT infrastructure identified the following major synergy area:

DATA CENTER CONSOLIDATION--Currently, both KCPL and UtiliCorp operate data centers. A data center ensures that computers, including mainframes and servers, and networks that support the company are up and running. A data center also runs daily/weekly scheduled production jobs; handles asset management; produces and prints reports, including bills; runs backups and recovery for all systems; and handles microfiche and other forms of storage.

In quantifying the synergy, the functions of the data centers were reviewed to determine if they provide similar services. Subsequently, functions were aligned and costs were collected on hardware, software, labor, facilities, and other areas. Hardware costs include the purchase, lease, or maintenance of hardware; software costs include systems support software (e.g., operating systems, databases) etc.; labor includes loaded figures for both UtiliCorp and KCPL; while "other" includes items such as paper, employee travel and training, and outside consulting services. Synergies were calculated by projecting and summing the individual data center stand-alone costs and subtracting the cost of the proposed budget for the KCU Data Center.

The consolidation of data centers results in several synergies. First, both parties were planning to upgrade their existing computer systems. Consequently, KCU avoids the cost of the purchase of new hardware and software less implementation costs. Second, because KCU is purchasing only one system, it will require less space. Also, because KCU is purchasing new equipment that is generally smaller, additional incremental facility savings will be achieved. This last benefit is not included in the calculation of the synergy.

Facilities savings of over $5,000,000 resulted from KCU eliminating duplicate positions and hardware, allowing the two parties to consolidate in significantly less space. Avoided hardware, software, and labor also contributed over $15,000,000 in savings. Hardware savings of nearly $5,000,000 included estimates of discounts for the joint purchase and maintenance of hardware. Likewise, software costs are estimates of the savings that would be achieved by UtiliCorp in "piggybacking" the KCPL Oracle site license, similar savings in the maintenance of the Oracle system, and reduction of the number of operating systems and system-related operating and maintenance costs. Reductions of 19 FTEs out of a pool of 52 total KCPL and UtiliCorp FTEs are achieved by closing a data center and eliminating duplicate functions. Savings for the 10-year period from the consolidation are $32,840,000, including no capitalized labor and materials.

6.0  INFORMATION TECHNOLOGY

     6.5  OTHER IT ISSUES (000s)


Other IT Issues by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

End User Support                                                    $ 2,792
AM/FM Consolidation                                                   1,565
Telecommunications                                                    6,219
Staff                                                                 2,786
                                                                    -------
TOTAL                                                               $13,362

Other IT Issues by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $ 8,424
Labor Capitalized                                                     4,267
Nonlabor Not Capitalized                                                  0
Nonlabor Capitalized                                                    671
                                                                    -------
TOTAL                                                               $13,362


Other IT Issues vs. Information Technology

[Pie Chart]

CATEGORY                                                             VALUE

Other IT Issues                                                    $ 13,362
Balance of Information Technology                                    95,840
                                                                   --------
TOTAL                                                              $109,202


                        OTHER IT ISSUES SYNERGIES $13,362

6.0 INFORMATION TECHNOLOGY

     6.5 OTHER IT ISSUES

Analysis of other Information Technology issues identified the following major synergy areas:

END USER SUPPORT--End user support functions (in-house or outsourced) include Local Area Network (LAN) design, implementation, and maintenance; procurement of hardware (LAN and PCs) and software (LAN and PC based); deployment of hardware, software, and upgrades; hardware repair and software support; asset management; and help desk operation, including accepting and forwarding requests from users, and coordinating problem calls.

In the analysis of end user support we attempted to identify two synergies: avoidance of support costs and purchasing leverage. The first effort involved comparing an existing IBM/UtiliCorp support contract and KCPL's in-house support costs. The analysis compared the options of KCPL going on to UtiliCorp's IBM contract, UtiliCorp buying out IBM and insourcing with KCPL, and each party maintaining their existing relationships going forward as KCU. The results of this analysis were inconclusive.

The second analysis involved review of the end-user hardware and software purchases. This analysis showed that by combining KCPL and UtiliCorp purchases, KCU could achieve significant savings through merger-enabled volume discount. This analysis included contacting vendors including Compaq and Software Spectrum to obtain pricing information relative to volume discounts. Total savings amount to $2,792,000 of noncapital expenditures over 10 years.

AM/FM/GIS--AM/FM/GIS means Automated Mapping/Facilities Management. This system automates the map and record systems. This system will provide the corporate resource for the creation and storage of facility maps and the electrical model of the system.

Analysis of the synergy related to the AM/FM/GIS involved the review of initiatives underway at each company. KCPL has started the deployment of an Intergraph-based solution, while UtiliCorp has selected a SmallWorld solution but has not begun implementation.

Two scenarios were assessed, one assuming KCU would use KCPL's Intergraph solution and the other assuming KCU would use UtiliCorp's SmallWorld solution. Although each scenario implies a loss of productivity (costs of conversion for UtiliCorp or costs of abandoning what has already been implemented by KCPL), the potential savings from this synergy amount to $1,565,000 over 10 years, including a reduction of 2 FTEs out of 9 total KCPL and UtiliCorp FTEs.

TELECOMMUNICATIONS--Synergies were identified in a number of telecommunications areas. Synergies were identified by consolidating pager contracts with a single vendor to achieve a volume discount; consolidating separate long distance plans that each company maintains with AT&T; moving UtiliCorp data connections services to KCPL fiber backbone, thus eliminating the data services provided through third-party providers, including UCCL PBX as part of KCPL self-maintenance program and eliminating the need for PBX maintenance contracts; replacing the UtiliCorp PBX maintenance contract at 911 Main with lower-cost KCPL technicians; moving KCPL onto UtiliCorp's Network Control Center to avoid hiring five FTEs to staff a separate KCPL control center; and reducing three FTEs in communication and support areas identified by comparing the sum of the stand-alone organization structures with the structure of the KCU. Telecommunications savings total $6,219,000, with $5,551,000 of noncapital labor from a total of 8 FTE reductions out of 71 total KCPL and UtiliCorp FTEs, and $668,000 of noncapital expenditures.

STAFF--Synergies in management functions of the IT infrastructure were identified by comparing the organizational structure of both companies with the structure of KCU. A reduction of two management positions out of 18 total KCPL and UtiliCorp positions will generate savings of $2,786,000 over 10 years.

7.0  EXECUTIVE & ADMINISTRATIVE SUPPORT

     7.1  OVERVIEW (000s)


Executive & Administrative Support by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Support Function Financial Labor                                    $35,403
Support Function Nonfinancial Labor                                  16,421
Support-Related Financial Expenditures                               24,894
Support-Related Nonfinancial Expenditures                           (11,743)
                                                                    -------
TOTAL                                                               $64,975

Executive & Administrative Support by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $49,576
Labor Capitalized                                                     2,248
Nonlabor Not Capitalized                                             13,151
Nonlabor Capitalized                                                      0
                                                                    -------
TOTAL                                                               $64,975


Executive & Administrative Support vs. Total Synergies

[Pie Chart]

CATEGORY                                                             VALUE

Executive & Administrative Support                                 $ 64,975
Balance of Synergies                                                541,356
                                                                   --------
TOTAL                                                              $606,331


           TOTAL EXECUTIVE & ADMINISTRATIVE SUPPORT SYNERGIES $64,975

7.0 EXECUTIVE & ADMINISTRATIVE SUPPORT

     7.1 OVERVIEW

The analysis of Executive and Administrative support identified four major synergy areas.

     - Financial Support Function Labor--Analysis of accounting, planning and budgeting, finance, audit, and risk management resulted in savings of $35,403,000.

     - Nonfinancial Support Function Labor--Analysis of human resources, rates and regulation, environmental, government relations, communications, and legal resulted in savings of $16,421,000.

     - Financial Support-Related Expenditures--Analysis of finance, risk management, audit, accounting, and planning and budgeting resulted in savings of $24,894,000.

     - Nonfinancial Support-Related Expenditures--Analysis of legal, communications, environmental, rates and regulation, human resources, government relations, and other resulted in savings of $(11,743,000).

Total savings from this analysis: $64,975,000.

The first step in identifying and quantifying these synergies involved developing a process model identifying the activities performed, allowing for the alignment and comparison of the merging companies' activities. Information on the type and level of effort and expenses incurred was collected and the organizational structure for performing the work was identified. Key issues and drivers of activity were addressed. (For example, some activities such as insurance programs require one program regardless of the size of the organization; other activities such as payroll processing are driven by the number of employees; and other activities such as rates and regulation are driven by the number of jurisdictions in which the organization operates.) Programs and activities were examined for duplication and for possible consolidation, or other economies of scale. Other issues that affect the level of required effort were considered, including technology systems in place or planned, and geographic diversity. The organizations were combined as is (including planned changes) and the requirements of a single, combined organization were evaluated. Issues of timing also were considered. Where relevant, existing staffing levels were compared to performance benchmarks or estimates of market rates.

7.0  EXECUTIVE & ADMINISTRATIVE SUPPORT

     7.2  FINANCIAL SUPPORT FUNCTION LABOR (000s)


Financial Support Function Labor by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Accounting                                                          $21,048
Planning & Budgeting                                                  6,390
Finance                                                               5,149
Audit                                                                 2,816
Risk Management                                                           0
                                                                    -------
TOTAL                                                               $35,403

Financial Support Function Labor by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $33,880
Labor Capitalized                                                     1,523
Nonlabor Not Capitalized                                                  0
Nonlabor Capitalized                                                      0
                                                                    -------
TOTAL                                                               $35,403


Financial Support Function Labor vs. Executive & Administrative Support

[Pie Chart]

CATEGORY                                                             VALUE

Financial Support Function Labor                                    $35,403
Balance of Executive & Administrative Support                        29,572
                                                                    -------
TOTAL                                                               $64,975


            TOTAL FINANCIAL SUPPORT FUNCTION LABOR SYNERGIES $35,403

7.0 EXECUTIVE & ADMINISTRATIVE SUPPORT

     7.2 FINANCIAL SUPPORT FUNCTION LABOR

Analysis of the financial support function labor identified five major synergy areas:

ACCOUNTING--Analysis of the accounting function, including transaction processing, decision support and reporting, general ledger, and tax, identified 30 FTEs that will be eliminated from current levels of 162. Synergies in the accounting area are largely from consolidation of the Missouri and Kansas electric regulatory jurisdictions from four to two. Regulatory reporting is done using allocations and direct charge data captured in the combined general ledger. Only one general ledger per state is required to facilitate management and regulatory reporting. The attainability of the merger synergies was supported by UtiliCorp's experience in converting acquired units within the UtiliCorp system to similar systems and centralized processes. While the identified savings result from the merger and not from implementation of a new system, the accounting analysis assumes a single system in place to realize the synergies. Timing of savings is dependent on system conversion. Plans now call for a combined system that is functional by January 1, 1998, resulting in a reduction of 15 FTEs in 1998, and 15 more in 1999. The value of this synergy is $21,048,000.

PLANNING AND BUDGETING--Analysis of the planning and budgeting process identified 9 FTEs to be eliminated from the current level of 30. This analysis segmented FTEs into the business segments they support. An organizational comparison was then made as to how the FTEs within planning and budgeting were aligned to support the various business segments.

Taking into account geographic diversity and initial system differences, staffing requirements of the combined company by business segment were identified. Timing of the reductions was determined based on estimates of the migration and standardization of systems over time. The value of this synergy is $6,390,000.

FINANCE--A reduction of 7 FTEs from the current level of 23 FTEs was identified in the finance, cash management, and investor relations areas for a savings of $5,149,000. The areas of duplication identified include remittance processing activities in cash management, investor and shareholder relations activities, and financing and investment management activities in finance.

AUDIT--Analysis of the audit function identified four FTEs (from current internal staffing levels of 15 FTE) to be eliminated in the internal audit function for savings of $2,816,000. This is the result of an estimated 25% reduction in the level of effort for internal audit for the combined company based on (1) the level of common audits currently performed and (2) the projected reduction in system audits for financial, accounting, billing, operational, and information systems as a result of the combined company moving to common systems.

RISK MANAGEMENT--UtiliCorp currently uses insurance brokers and syndicates of brokers to market or place insurance. KCPL performs this task in house. The combined organization will include duplicate positions, and this capacity will be used to absorb currently outsourced direct placements. As a result no FTE savings were identified in the risk management function.

7.0  EXECUTIVE & ADMINISTRATIVE SUPPORT

     7.3  NONFINANCIAL SUPPORT FUNCTION LABOR (000s)


Nonfinancial Support Function Labor by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Human Resources                                                     $ 5,526
Rates and Regulation                                                  2,133
Environmental                                                         2,220
Government Relations                                                  2,220
Communications                                                        2,913
Legal                                                                 1,409
                                                                    -------
TOTAL                                                               $16,421

Nonfinancial Support Function Labor by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $15,696
Labor Capitalized                                                       725
Nonlabor Not Capitalized                                                  0
Nonlabor Capitalized                                                      0
                                                                    -------
TOTAL                                                               $16,421


Nonfinancial Support Function Labor vs. Executive & Administrative Support

[Pie Chart]

CATEGORY                                                             VALUE

Nonfinancial Support Function Labor                                 $16,421
Balance of Executive & Administrative Support                        48,554
                                                                    -------
TOTAL                                                               $64,975


           TOTAL NONFINANCIAL SUPPORT FUNCTION LABOR SYNERGIES $16,421

7.0 EXECUTIVE & ADMINISTRATIVE SUPPORT

     7.3 NONFINANCIAL SUPPORT FUNCTION LABOR

Analysis of the nonfinancial support function labor identified six major synergy areas; human resources, rates and regulation, environmental, government relations (including public relations), communications (including corporate secretary and miscellaneous executive activities), and legal.

HUMAN RESOURCES--Analysis resulted in a reduction of 7 FTEs from current levels of 105 FTEs for a savings of $5,526,000. This reduction comes primarily from eliminating functional teams where duplication exits. The analysis also identified avoided hirings of three FTEs that would otherwise be added to handle projected hiring in the new organization.

RATES AND REGULATIONS--A reduction of 3 FTEs was identified for a savings of $2,133,000. The reduction is a result of overlap in Missouri/Kansas electric regulatory activities. Currently there are 29 FTEs in the rates and regulatory function, 17 in Kansas and Missouri regulatory activities.

ENVIRONMENTAL--A reduction of 3 FTEs from the current level of 22 in the environmental function was identified for a savings of $2,220,000. The reduction is a result of duplicative activity in four categories: corporate planning in Kansas and Missouri, compliance within Kansas and Missouri, training, and management of remediation.

GOVERNMENT RELATIONS--Analysis identified a reduction of 3 FTEs for a savings of $2,220,000. The combining of the organizations will result in duplication in management and lobbyist functions.

COMMUNICATIONS--Analysis results in a reduction of 2 FTEs from 21 to 19 for a saving of $2,913,000. The reduction is due to combining management of the two organizations and the identification of duplication. In addition, two avoided hires were identified. The ability to consolidate efforts in media relations, internal communications, and shareholder relations will eliminate the need to hire two additional people to handle the combined company's expectation of greater communication initiatives.

LEGAL--Analysis of the legal function resulted in a savings of $1,409,000. Examination of this process area found that roughly 13% of the legal effort was duplicative. The duplication was fairly evenly distributed across financing support, contract/procedural/strategy support, regulatory/environmental support, employment support, liability assessment, and litigation support.

7.0  EXECUTIVE & ADMINISTRATIVE SUPPORT

     7.4  FINANCIAL SUPPORT-RELATED EXPENDITURES (000s)


Financial Support-Related Expenditures by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Finance                                                             $11,132
Risk Management                                                       7,263
Audit                                                                 3,848
Accounting                                                            2,355
Planning and Budgeting                                                  296
                                                                    -------
TOTAL                                                               $24,894


Financial Support-Related Expenditures by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                               $     0
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                             24,894
Nonlabor Capitalized                                                      0
                                                                    -------
TOTAL                                                               $24,894


Financial Support-Related Expenditures vs. Executive & Administrative Support

[Pie Chart]

CATEGORY                                                             VALUE

Financial Support-Related Expenditures                              $24,894
Balance of Executive & Administrative Support                        40,081
                                                                    -------
TOTAL                                                               $64,975


         TOTAL FINANCIAL SUPPORT-RELATED EXPENDITURES SYNERGIES $24,894

7.0 EXECUTIVE & ADMINISTRATIVE SUPPORT

     7.4 FINANCIAL SUPPORT-RELATED EXPENDITURES

Analysis of financial support-related expenditures identified synergies in five areas:

FINANCE--Non-labor synergies of $11,132,000 were identified from a number of program areas in finance, cash management, and investor relations. Most of the synergies result from the ability to consolidate efforts and reduce fees and expenses. The largest items are: $3,144,000 from combining lockbox processing and controlled disbursement accounts, $2,414,000 from combining lines of credit, $2,012,000 from reductions in transfer agent fees resulting from combining operations, $1,123,000 in reduced rating agency fees with only one combined company set of ratings required, and $971,000 from reductions in the number of analyst and large shareholder meetings.

RISK MANAGEMENT--Cost synergies of $7,263,000 were identified from reductions in insurance fees, commissions, and premiums resulting from the merger. The largest individual program savings are $3,036,000 in reduced directors and officers liability insurance costs, $2,125,000 in reduced broker placement and commission costs, $1,093,000 in reduced costs of commercial general liability insurance. The reductions result from elimination of duplicative coverages and reduced premiums for the combined company coverage, and more direct placements using existing staffs. Estimated market rates for the combined levels of coverage were obtained to support this effort.

AUDIT--A review of the audit function identified $3,848,000 in savings. This figure was comprised of $1,214,000 from reduced external fees and $2,634,000 from reduced internal audit fees and nonlabor expenses. The reduction in external fees was estimated from examining overlap in audit work plans and estimates of market rates for the size of the combined audit. For the internal audit, the situation is similar to legal, with UtiliCorp supplementing in-house effort with significant external services. A 25% reduction in level of effort for the combined company was estimated based on the level of common audits performed and the projected reduction in financial, accounting, billing, operational, and information systems for the combined company. Since a decision on the desired mix of internal and external support for the combined company has not been made, a proportional reduction was made to both the internal and external efforts.

ACCOUNTING--Cost synergies of $2,355,000 were identified in two areas: tax planning and miscellaneous and training expenses. Tax planning savings of $1,214,000 result from the elimination of outside services, as KCPL has a formal tax planning program with staffing in place. The remainder of the cost synergies results from reduced expenses concomitant with the reduction in FTEs.

PLANNING AND BUDGETING--Cost synergies of $298,000 in planning and budgeting result from the elimination of duplicative nonlabor expenses concomitant with the reduction in FTEs.

7.0  EXECUTIVE & ADMINISTRATIVE SUPPORT

     7.5  NONFINANCIAL SUPPORT-RELATED EXPENDITURES (000s)


Nonfinancial Support-Related Expenditures by Issue Type

[Pie Chart]

CATEGORY                                                             VALUE

Legal                                                              $ 11,603
Communications                                                        3,385
Environmental                                                         2,126
Rates and Regulation                                                    904
Human Resources                                                         587
Government Relations                                                    332
Other                                                               (30,680)
                                                                   --------
TOTAL                                                              $(11,743)


Nonfinancial Support-Related Expenditures by Expenditure Type

[Pie Chart]

CATEGORY                                                             VALUE

Labor Not Capitalized                                              $      0
Labor Capitalized                                                         0
Nonlabor Not Capitalized                                            (11,743)
Nonlabor Capitalized                                                      0
                                                                   --------
TOTAL                                                              $(11,743)


Nonfinancial Support-Related Expenditures vs. Executive & Administrative Support


[Pie Chart]

CATEGORY                                                             VALUE

Nonfinancial Support-Related Expenditures                          $(11,743)
Balance of Executive & Administrative Support                        79,718
                                                                   --------
TOTAL                                                              $ 64,975


       TOTAL NONFINANCIAL SUPPORT-RELATED EXPENDITURES SYNERGIES $(11,743)

7.0 EXECUTIVE & ADMINISTRATIVE SUPPORT

     7.5 NONFINANCIAL SUPPORT-RELATED EXPENDITURES

Analysis of the nonfinancial support-related expenditures identified synergies in six areas: legal, communications, environmental, rates and regulation, human resources, and government relations. In addition, costs to achieve the merger of $30,000,000 for transactions costs related to the merger and $680,000 for board of directors fees were identified.

LEGAL--Analysis of the legal function determined that legal expenses are heavily affected by use of outside legal counsel. UtiliCorp uses outside counsel for all legal services while KCPL primarily uses inside counsel but does contract for some outside support. In analyzing legal, work was segmented into size areas: financing support, contract/procedural/strategy support, regulatory/environmental support, employment support, liability assessment, and litigation support. Review of these areas found that roughly 13% of the legal effort was duplicative and fairly evenly distributed across the six areas. Since a decision on the desired mix of internal and external legal support for the combined company has not been made, the percentage reduction in effort was applied equally to internal resources and external contracted services. Total identified reduction in external services and nonlabor expenses for the 10-year period is $11,603,000.

COMMUNICATIONS--Cost synergies of $3,385,000 were identified from, among other things, the use of KCPL video production to replace UtiliCorp outsource costs for combined company communications needs ($1,214,000), publishing a single annual report and supporting shareholder relations materials for the combined company ($964,000), eliminating public relations agency fees paid by KCPL as UtiliCorp employs an extensive internal communications staff to support all of its public relations activities ($607,000), and reductions in association dues and travel expenses for EPRI, EEI, and MVEA ($454,000).

ENVIRONMENTAL--Cost synergies of $2,126,000 were identified from reductions in a variety of areas due to duplication of efforts. Areas of savings include regulatory planning, environmental systems management, asset purchase/disposal, waste management, and compliance management.

RATES AND REGULATION--A review of the rates and regulation function identified nonlabor synergies of $904,000 due to an assumed 2% reduction in commission assessments ($516,000), and a reduction in nonlabor expenses concomitant with the reduction in FTEs ($388,000).

HUMAN RESOURCES--Human resources cost synergies totaled $587,000 from recruitment savings assuming that 5-10% of the specialized hires in UtiliCorp's recruiting plans can be hired from existing KCPL employees ($330,000), and assumption of the combined company employee assistance program by the UtiliCorp contractor ($257,000).

GOVERNMENT RELATIONS--Cost synergies of $332,000 were identified from combining the use of contract lobbyists and consultants.

8.0 SYNERGY DOLLARS & FTEs BY YEAR

      8.1 BUSINESS AREA DOLLARS BY YEAR ($ MILLIONS) (1)



MEGA PROCESS   PROCESS/FUNCTION\YEAR   1997   1998   1999   2000   2001   2002   2003   2004   2005   2006   TOTAL
- ------------   ---------------------   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   -----

Generate       Fuel Procurement          .2     .3     .4     .4     .4     .4     .4     .4     .4     .5     3.8
Energy         System Generation        4.0    5.2    6.8   12.7   28.1   42.5   43.8   39.9   43.3   42.2   268.5
               Generation Processes     2.2    3.7    4.0    4.3    4.5    4.6    4.7    4.8    5.0    5.1    42.9

- -------------------------------------------------------------------------------------------------------------------

Distribute     Transmission              .3     .4    1.9    2.0    2.2    2.0    1.8    1.3    1.7    1.8    15.4
and Transport
Energy         Distribution              .4     .3    1.3    1.6    1.8    2.0    2.1    2.3    2.4    2.5    16.7

- -------------------------------------------------------------------------------------------------------------------

Serve
Customers      Customer Service         (.5)   (.2)    .2     .5     .7     .7     .7     .7     .8     .8     4.4

- -------------------------------------------------------------------------------------------------------------------

Purchasing/    Purchasing & Materials
Materials and      Management            .9    3.5    4.1    4.5    5.0    5.5    6.0    6.5    7.1    7.7    50.8
Facilities     Fleet & Facilities       1.8    2.6    3.1    2.5    3.1    3.1    3.2    3.3    3.5    3.6    29.8

- -------------------------------------------------------------------------------------------------------------------

               Enterprise Support       4.8    5.9    5.5    5.3    5.0    4.1    4.4    4.1    3.8    3.5    46.4
Information    CIS                      2.0    2.7    3.3    1.6    1.5    1.3    1.2    1.0     .9     .7    16.2
Technology     Data Center
                   Consolidation          0    1.4    3.3    3.6    3.8    3.9    4.0    4.2    4.3    4.5    33.0
               Other IT Issues           .5     .9     .7    1.2    1.4    1.5    1.7    1.8    1.8    1.8    13.3

- -------------------------------------------------------------------------------------------------------------------

               Support Function
Executive and       Financial Labor      .1    1.1    2.7    3.8    4.1    4.3    4.5    4.8    4.9    5.2    35.4
Administrative Support Function
Support             Nonfinancial Labor   .1     .6    1.0    1.5    1.8    2.0    2.2    2.3    2.5    2.6    16.4
               Support-Related
                    Financial
                    Expenditures        1.7    2.0    2.3    2.4    2.5    2.6    2.7    2.8    2.9    3.0    24.9
               Support-Related
                    Nonfinancial
                    Expenditures      (29.3)     1    1.7    1.7    1.8    2.1    2.2    2.3    2.4    2.4   (11.7)

- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

               Total Synergies        (10.8)  31.3   42.3   49.6   67.7   82.6   85.6   82.4   87.7   87.9   606.3

- --------------------------------------------------------------------------------------------------------------------

               Present Value of
                    Synergies          (9.9)  26.1   32.0   34.4   42.7   48.0   45.1   39.6   38.4   35.1   331.5

- --------------------------------------------------------------------------------------------------------------------

(1) Numbers may not tie due to rounding.


8.0 SYNERGY DOLLARS & FTEs BY YEAR

     8.1 BUSINESS AREA DOLLARS BY YEAR

The chart above details the results of the synergy analysis by business area by year. The biggest synergies were found in System Generation with a value of $268,500,000. Other significant savings were found in Enterprise Support ($46,400,000) & CIS ($16,200,000); Support Function Financial Labor ($35,400,000); Support Related Financial Expenditures ($24,900,000); Data Center Consolidation ($33,000,000); Purchasing & Materials Management ($50,800,000); and Generation Processes ($42,900,000).

While $606,331,000 of total nominal value synergies were identified, the present value of the synergies is $331,630,000, not including terminal values. Finally, the large negative value for the support-related expenditures for 1997 reflects the transaction cost of $30,000,000.

8.0 SYNERGY DOLLARS & FTEs BY YEAR

     8.2 FTEs BY PROCESS BY YEAR


                                                                                                            AVOIDED
MEGA PROCESS   PROCESS/FUNCTION\YEAR   1997   1998   1999   2000   2001   2002   2003   2004   2005   2006   HIRES
- ------------   ---------------------   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   -----

Generate       Fuel Procurement         1.5    1.5    1.5    1.5    1.5    1.5    1.5    1.5    1.5    1.5       0
Energy         System Generation          0      0      0      0      0      0      0      0      0      0       0
               Generation Processes      35     36     40     41     41     41     41     41     41     41      10

- -------------------------------------------------------------------------------------------------------------------

Distribute     Transmission               4      9     10     10     10     11     11     11     11     11       4
and Transport
Energy         Distribution               0     11     17     21     22     22     22     22     22     22       0

- -------------------------------------------------------------------------------------------------------------------

Serve
Customers      Customer Service           0      4      6      8      8      8      8      8      8      8       0

- -------------------------------------------------------------------------------------------------------------------

Purchasing/    Purchasing & Materials
Materials and      Management            12     15     18     21     24     27     30     33     35     35      11
Facilities     Fleet & Facilities         0      0      0      0      0      0      0      0      0      0       0

- -------------------------------------------------------------------------------------------------------------------

               Enterprise Support (1)     0      1      4      4      4      4      4      4      4      4       0
Information    CIS (1)                    0     10     10     10     10     10     10     10     10     10       0
Technology     Data Center
                   Consolidation          0      7     19     19     19     19     19     19     19     19       0
               Other IT Issues            5     10     11     12     12     12     12     12     12     12       6

- -------------------------------------------------------------------------------------------------------------------

               Support Function
Executive and       Financial Labor       7     27     50     50     50     50     50     50     50     50       0
Administrative Support Function
Support             Nonfinancial Labor    7     14     18     20     22     23     24     24     25     25       5
               Support-Related
                    Financial
                    Expenditures          0      0      0      0      0      0      0      0      0      0       0
               Support-Related
                    Nonfinancial
                    Expenditures          0      0      0      0      0      0      0      0      0      0       0

- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

               TOTAL FTEs                72    146    204    217    223    228    232    235    238    238       36

               Avoided Hires             17     33     34     35     36     36     36     36     36     36

               Position Reductions       55    113    170    182    187    192    196    199    202    202

- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------

               Annual Reductions         55     58     57     12      5      5      4      3      3      0

- --------------------------------------------------------------------------------------------------------------------

(1) 54 Enterprise Support and CIS capitalizable positions were to be created in the development of those system efforts but would have been eliminated subsequent to implementation. Consequently, elimination of these positions is not considered an FTE reduction.


8.0 SYNERGY DOLLARS & FTEs BY YEAR

     8.2 FTEs BY PROCESS BY YEAR

The chart above details cumulative FTE reductions by year and by business.

The largest number of reductions in FTEs is found in Support Function Financial Labor (50); Generation Processes (41); Purchasing & Materials Management (35); Support Function Nonfinancial Labor (25); and Data Center Consolidation (19). Included in these FTE reductions are 36 avoided hires, 17 of which are taken in the first year, 16 in the second and 1 in each of the three subsequent years. Assuming avoided hires, the synergies analysis implies reductions of 55 FTEs in 1997, 58 in 1998, 57 in 1999, 12 in 2000, and 3 to 5 in each of the subsequent years. The FTE analysis assumes a 0% attrition rate over the 10-year period.

8.0 SYNERGY DOLLARS & FTEs BY YEAR

     8.3 DOLLARS BY EXPENDITURE CATEGORY (000s) (1)

                    PROCESS/FUNCTION           NONCAPITAL      CAPITALIZED     NONCAPITAL     CAPITALIZED    TOTAL SYNERGIES
MEGA PROCESS        EXPENDITURE TYPE              LABOR           LABOR       EXPENDITURES   EXPENDITURES
- ------------        ---------------------      ----------       ----------    ------------   ------------    ----------------


Generate            2.1 Fuel Procurement        $  1,151          $     0        $       0       $ 2,675          $  3,826
Energy              2.2 System Generation              0                0          179,873        88,561           268,434
                    2.3 Generation Processes      30,480                0            9,385         2,830            42,695

- ---------------------------------------------------------------------------------------------------------------------------

Distribute          3.1 Transmission                6,698               0                 0        8,724            15,422
and Transport       3.2 Distribution                9,294           1,279                 0        6,221            16,794
Energy
- ----------------------------------------------------------------------------------------------------------------------------

Serve Customers     4.1 Customer Service            4,629               0              (457)         200             4,372

- ----------------------------------------------------------------------------------------------------------------------------

Purchasing/         5.1 Purchasing &
Materials and           Materials Management        14,623              0             30,139        5,976            50,738
Facilities          5.2 Fleet & Facilities               0              0             25,697        4,175            29,872

- ----------------------------------------------------------------------------------------------------------------------------

                    6.1 Enterprise Support           2,328          8,797              8,510       27,240            46,875
Information         6.2 CIS                          6,326          2,793             (5,418)      12,424            16,125
Technology          6.3 Data Center Consolidation    7,922              0             24,918            0            32,840
                    6.4 Other IT Issues              8,424              0              4,267          671            13,362

- ----------------------------------------------------------------------------------------------------------------------------

                    7.1 Support Function
Executive and           Finance Labor               33,880          1,523                   0            0           35,403
Administrative      7.2 Support Function
Support                 Nonfinancial Labor          15,696            725                   0            0           16,421
                    7.3 Support-Related Financial
                        Expenditures                     0              0               24,894           0           24,894
                    7.4 Support-Related Nonfinancial
                        Expenditures                     0              0              (11,743)          0          (11,743)

- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

                    Total 10-Year Synergies       $141,451         $15,117            $290,065     $159,697        $606,331
- -----------------------------------------------------------------------------------------------------------------------------

(1) Numbers may not tie due to rounding


8.0 SYNERGY DOLLARS AND FTEs BY YEAR

     8.3 DOLLARS BY EXPENDITURE CATEGORY

The graphic above highlights the results of our analysis of synergies resulting from the KCPL and UtiliCorp merger. Synergies are classified by noncapital labor, capitalized labor, noncapital expenditures, and capitalized expenditures. Capital items reflect the impact of a revenue requirements treatment to capture the synergies from a rate payer's perspective. Descriptions of the synergies follow:

Generate Energy:
     - Fuel procurement--analysis of fuel procurement staff and the effect of generation options on fuel inventories.
     - System generation--analysis of alternative dispatch scenarios and the impact on fuel, O&M, and capacity costs.
     - Generation processes--examination of system operations staff, EMS costs, and generation-related O&M.

Distribute and Transport Energy:
     - Transmission--analysis of avoided capital projects, recycled capital components, and labor savings.
     - Distribution--analysis of avoided capital projects, engineering, planning and design savings, metershop consolidation, and distribution dispatching labor.

Service Customers:
     - Customer service--analysis of collections, CellNet, call center, and Itron.

Purchasing/Materials and Facilities:
     - Purchasing and materials management--analysis of supplier leverage, generation inventory, freight, and labor savings.
     - Fleet and facilities--analysis of facilities, pool reductions, and fleet maintenance.

Information Technology:
     -    Enterprise support--analysis of enterprise support.
     -    CIS--analysis of customer information systems.
     -    Data center consolidation--analysis of data center consolidation.
     - Other IT issues--analysis of end user support, AM/FM consolidation, telecommunications, and staff.

Executive and Administrative Support:
     - Support function financial labor--analysis of labor savings in accounting, planning and budgeting, finance, audit, and risk management.
     - Support function nonfinancial labor--analysis of labor savings in human resources, rates and regulation, environmental, government relations, communications, and legal.
     - Support-related financial expenditures--analysis of expenditures in finance, risk management, audit, accounting, and planning and budgeting.
     - Support-related nonfinancial expenditures--analysis of expenditures in legal, communications, environmental, rates and regulation, human resources, government relations, and other.


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

9.0 COST TO ACHIEVE

     9.1 OVERVIEW

As discussed in the attached testimony of Alan Kessler, the analysis of synergies involves quantifying the consequences of merging processes or functions, including duplication of positions and operations and maintenance, and the avoidance of capital equipment and facilities. Costs to achieve are unique to each of these types of synergies. The cost-benefit analyses that support the synergy calculations include costs to achieve.

Costs to achieve related to labor reductions are primarily severance. Company-wide synergies include severance costs of $12,269,000. This $12,269,000 is made up of $83,000 in fuel procurement; $1,662,000 in generation processes; $1,270,000 in distribution; $610,000 in transmission; $602,000 in customer service; $202,000 in enterprise support; $493,000 in CIS; $706,000 in data center consolidation; $341,000 in other IT issues; $1,820,000 in purchasing and materials management; and $4,480,000 for the support services. Each position eliminated is slotted into one of nine job categories, reflecting the unique severance benefit package of that category. The severance benefit used is the richer of the benefits package of the two companies for a worker with 15 years of service (the average length of service). The severance includes the consideration of avoided hires, but assumes a 0% attrition rate. Further, no severance is included for the 53 project-related FTEs in enterprise support and CIS.

The costs of redeployment or retraining were found to be minimal because labor relations are assumed to be offset only by avoided hires, not by attrition or redeployment. Because attrition and redeployment savings are not quantified, costs related to redeployment and recruiting are not quantified.

Costs to achieve related to nonlabor noncapital program-related and capital expenditures are relatively small in most areas with the exception of information technology. These costs include:

     -    Fuel procurement: reduction in levels of coal inventory
     - Generation processes: reduction in EMS maintenance costs, duplicate program expenditures, and materials savings from outage extension
     - Customer service: avoided maintenance costs for call centers and Itron
     - Purchasing/materials management: parts and service leverage cost reductions, reduced generation inventories, and reduced freight
     - Fleet and facilities: avoided vehicle leasing costs and avoided maintenance costs

Nonlabor costs to achieve related to these expenditures are (1) negligible, (fuel procurement, generation processes, nonfinancial and financial support functions,) or (2) introduced into the analysis through the delay of implementation to compensate for contract termination costs (purchasing and materials management) or, (3) explicitly stated in the analysis. Those explicitly identified include the fleet and facilities category with a cost to achieve of $3,988,000 for incremental UtiliCorp labor required to insource general and specialty fleet maintenance. Analysis of facilities costs to achieve of $1,001,000 of noncapital other costs and $668,000 of capital costs relate to the consolidation of call centers. These costs include moving, telecommunications, facility buildout and back-up facility infrastructure. The outlying facilities analysis also identified a capital cost to achieve of $600,000 for the continued operation of the Brunswick facility, which would have been sold but for the merger.

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

9.0 COST TO ACHIEVE

     9.1 OVERVIEW (CONT.)

In the analysis of systems synergies, substantial costs are associated with the migration to, or development of, common enterprise support and operational systems. The approach used for all systems (e.g., enterprise support, CIS, AM/FM/GIS) is to calculate the going forward cost of implementing each system at each company and to compare that cost to the cost of moving to the KCU system. Consequently, the cost to achieve in this analysis would be the entire cost of the KCU system that was employed in calculating synergies, where the benefit would be the sum of the cost of the two systems. While categorization of such costs as cost to achieve risks confusing the issue, these costs are identified in the interest of completeness:

     -    Cost of synergy analysis/CIS--$63,070,000
     -    Cost of synergy analysis/enterprise support--$79,528,000
     -    Cost of synergy analysis/AM/FM/GIS--$15,024,000.

These costs are stated in nominal 1996 dollars, do not include capitalization, and include all costs related to the system for the 10-year period. Costs to achieve for the information technology categories include enterprise support-avoided software and hardware acquisition and maintenance costs and outside services costs; CIS-avoided software and hardware acquisition and maintenance costs and outside services; and AM/FM/GIS hardware, software, acquisition and maintenance costs.

The last category of cost to achieve includes internal and external communications. Internal and external communications costs occur due to the need to disseminate merger information to various interested parties including investors (shareholders, bondholders, and rating agencies), employees, and state and federal commissions. Communications costs associated with the merger transaction are included in the $30,000,000 transaction cost figure listed in the merger proxy statement. The costs of other communications are incorporated in the staffing and expense plans for the relevant support processes such as human resources, communications, investor relations, government relations, and corporate secretary. Merger-driven costs are not readily separable from the costs to implement the overall communications plan.

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

APPENDIX - KEY ASSUMPTIONS AND DEFINITIONS

     GENERAL ASSUMPTIONS

- -    Scope of analysis includes only regulated portions of UtiliCorp and KCPL

- -    Projection period is 1997 through 2006

- -    3.5% inflation rate assumed throughout the projection period (Ibbotson &
     Associates)

- -    Only one instance of avoided costs are included for those items with a life cycle less than 10 years

- -    Embedded cost of capital of 9.59% and 1.635 gross-up factor

- -    Labor and Severance based on analysis of nine labor categories

- -    No annuity terminal value included in present value calculation

- -    All existing reengineering initiatives are assumed achieved

- -    Avoided capital costs are incurred June 30 while FTE reductions are implemented January 1

- -    No allocation of synergies to the nonregulated business


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

APPENDIX -- KEY ASSUMPTIONS AND DEFINITIONS

     LABOR ASSUMPTIONS



Category                Salary & Benefits      Severance
- --------                -----------------      ----------

Executive
  UtiliCorp              $200,000
       KCPL               200,000        85%
        Avg               200,000

Admin Management
  UtiliCorp              $ 70,300
       KCPL                90,600        85%
        Avg                80,450

Admin Professional
  UtiliCorp              $ 53,600
       KCPL                69,200        75%
        Avg                61,400

Admin Clerk
  UtiliCorp              $ 30,500
       KCPL                42,800        75%
        Avg                36,650

Operator (plant)
  UtiliCorp              $ 47,900
       KCPL                63,500       125%
        Avg                55,700

Labor Supv/Foreman
  UtiliCorp              $ 67,800
       KCPL                69,200       125%
        Avg                68,500

Prod/Craft Labor
  UtiliCorp              $ 50,200
       KCPL                51,200       125%
        Avg                50,700

Cust Svc Supervisor
  UtiliCorp              $ 39,700
       KCPL                55,700       125%
        Avg                47,700

Cust Svc/Clerk
  UtiliCorp              $ 30,500
       KCPL                42,800       125%
        Avg                36,650



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